Exhibit 10.23

EXECUTION VERSION

FIRST AMENDMENT

DATED AS OF JUNE 29, 2006

      This FIRST AMENDMENT (this “Amendment”) is entered into among AXLE HOLDINGS, INC., a Delaware corporation (“Holdings”), INSURANCE AUTO AUCTIONS, INC., an Illinois corporation (the “Borrower”), and BEAR STEARNS CORPORATE LENDING INC., as administrative agent (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

      1. Reference is made to the Credit Agreement date as of May 19, 2005 (the “Credit Agreement”), among Holdings, the Borrower, the Lenders party thereto, the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), Bear Stearns & Co. Inc. and Deutsche Bank Securities Inc. as joint lead arrangers and joint bookrunners (in such capacities, the “Lead Arrangers”), Deutsche Bank Securities Inc., as syndication agent (in such capacity, the “Syndication Agent”), GMAC Commercial Finance LLC, ING Capital LLC, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc. as co-documentation agents, and the Administrative Agent. Capitalized terms used but not otherwise defined herein are used with the meanings given in the Credit Agreement as amended hereby.

      2. The Borrower has requested that the Credit Agreement be amended as herein set forth.

      3. Each of the Required Lenders and the Administrative Agent are, on the terms and conditions stated below, willing to grant such request.

      NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      SECTION 1. Amendment to Credit Agreement. The Credit Agreement is amended and restated in its entirety to read as set forth in Exhibit A.

      SECTION 2. Conditions to Effectiveness. The amendment contained in Section 1 shall be effective upon satisfaction of each of the following conditions precedent on or before June 29, 2006:

      (a) The Administrative Agent shall have (i) executed this Amendment and shall have received signed, written authorization on behalf of each Required Lender to execute this Amendment on behalf of such Lenders, (ii) received counterparts of this Amendment executed by each of Holdings and the Borrower and (iii) received counterparts of the consent appended hereto (the “Consent”) executed by the Grantors, as defined in the Guarantee and Collateral Agreement (the “Grantors”).

      (b) The Administrative Agent shall have received (i) commitments from banks and other financial institutions with respect to the Additional Term Loans in an aggregate principal amount equal to $116,246,708.10 (plus an amount as determined by the Administrative Agent necessary for the payoff of each of the holders of Existing Term Loans that are not Converted Term Lenders), and (ii) as applicable, (x) a fully executed Addendum with respect to each such bank or other financial institution becoming a Lender for all purposes under the Credit Agreement, as amended and restated hereby or (y) a

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fully executed Conversion Notice with respect to each Existing Term Lender electing to convert its Existing Term Loan into Converted Term Loans and pursuant to which, on the First Amendment Effective Date, all of the outstanding principal amount of such Lender’s Existing Term Loans shall be so converted and shall become Term Loans.

      (c) All fees and expense reimbursements payable by any Loan Party to any Agent shall have been paid.

      (d) The conditions precedent set forth in Section 6.3 of the Credit Agreement as amended and restated hereby shall have been satisfied or waived in accordance with the terms thereof.

      SECTION 3. Representations and Warranties.

      Holdings and the Borrower jointly and severally represent and warrant that:

      (a) Authority. Each of Holdings and the Borrower has the requisite power and authority to execute, deliver and perform its obligations under this Amendment. Each Grantor has the requisite power and authority to execute, deliver and perform its obligations under the Consent and the Loan Documents, as amended hereby. The execution, delivery and performance by Holdings and the Borrower of this Amendment and by the Grantors of the Consent, and the performance by each Loan Party of each Loan Document (as amended hereby) to which it is a party have been duly approved by all necessary organizational action of such Loan Party.

      (b) Enforceability. This Amendment has been duly executed and delivered by Holdings and the Borrower and the Consent has been duly executed and delivered by each Grantor. When this Amendment becomes effective as set forth in Section 2, each of this Amendment, the Consent and each Loan Document (as amended hereby) is the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought in proceedings in equity or at law).

      (c) Representations and Warranties. The representations and warranties made by each Loan Party in the Loan Documents are true and correct in all material respects on the date hereof, and will be true and correct in all material respects when this Amendment becomes effective, both before and after giving effect to this Amendment, except to the extent that such representations and warranties refer to an earlier date (in which case they are true and correct in all material respects as of such earlier date).

      (d) No Default. No Default has occurred and is continuing.

      SECTION 4. Reference to and Effect on the Loan Documents.

      (a) If and when this Amendment becomes effective as set forth in Section 2, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

      (b) The Credit Agreement, as amended hereby, and the Guarantee and Collateral Agreement and the other Loan Documents are and shall continue to be in full force and effect and are

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hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations under and as defined in the Credit Agreement, as amended hereby.
     (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or Agent under any of the Loan Documents or constitute, except as expressly set forth herein, a waiver or amendment of any provision of any of the Loan Documents.
     (d) This Amendment is a Loan Document. The provisions of Sections 11.12 and 11.16 of the Credit Agreement shall apply with like effect to this Amendment.
     SECTION 5. Counterparts. This Amendment and the Consent may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment (or any authorization to execute this Amendment) or the Consent by facsimile shall be effective as delivery of a manually executed counterpart thereof.
     SECTION 6. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
[signature pages follow]

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

AXLE HOLDINGS, INC.

By:	/s/ Scott Pettit

Name:

Title:

INSURANCE AUTO AUCTIONS, INC.

By:	/s/ Scott Pettit

Name:

Title:

[FIRST AMENDMENT]

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent and Lender

By:	/s/ Richard Bram Smith

	Name:	Richard Bram Smith

	Title:	Vice President

     IN WITNESS WHEREOF, the parties hereto have caused this Consent to be executed by their respective officers thereunto duly authorized, as of the date first written above.

AXLE HOLDINGS, INC.

By:	/s/ Scott Pettit

Name:

Title:

INSURANCE AUTO AUCTIONS, INC.

By:	/s/ Scott Pettit

Name:

Title:

IAA SERVICES, INC.

By:	/s/ Scott Pettit

Name:

Title:

IAA ACQUISITION CORP.

By:	/s/ Scott Pettit

Name:

Title:

INSURANCE AUTO AUCTIONS CORP.

By:	/s/ Scott Pettit

Name:

Title:

[FIRST AMENDMENT — CONSENT]

$280,000,000
CREDIT AGREEMENT
among
AXLE HOLDINGS, INC.,
as Holdings,
INSURANCE AUTO AUCTIONS, INC.,
as Borrower,
The Several Lenders
from Time to Time Parties Hereto,
DEUTSCHE BANK SECURITIES INC.,
as Syndication Agent,
BEAR STEARNS CORPORATE LENDING INC.,
as Administrative Agent,
GMAC COMMERCIAL FINANCE LLC,
as Co-Documentation Agent,
ING CAPITAL LLC,
as Co-Documentation Agent,
and
MERRILL LYNCH CAPITAL,
A DIVISION OF MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.,
as Co-Documentation Agent
Dated as of May 19, 2005,
as amended and restated as of June 29, 2006
BEAR, STEARNS & CO. INC. and DEUTSCHE BANK SECURITIES INC.
Joint Lead Arrangers and Joint Bookrunners

i

ANNEX:

A	Pricing Grids
B	Conversion Notice

SCHEDULES:

1.1	Mortgaged Property
5.4	Consents, Authorizations, Filings and Notices
5.9	Intellectual Property Litigation
5.15	Subsidiaries
5.17	Environmental Matters
8.2(d)	Existing Indebtedness
8.3(i)	Existing Liens
8.8(e)	Existing Investments

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate of the Guarantors
D	Form of Mortgage
E	Form of Assignment and Assumption
F-1	Form of Original Closing Date Legal Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
F-2	Form of First Amendment Effective Date Legal Opinion of Katten Muchin Rosenman LLP
F-3	Form of Legal Opinion of Ohio Local Counsel
G	Form of Exemption Certificate
H-1	Form of Term Note
H-2	Form of Revolving Note
H-3	Form Swingline Note
I	Form of Addendum
J	Form of Solvency Certificate
K	Form of Closing Certificate of the Borrower

CREDIT AGREEMENT, dated as of May 19, 2005, as amended and restated as of June 29, 2006, among AXLE HOLDINGS, INC., a Delaware corporation (“Holdings”), INSURANCE AUTO AUCTIONS, INC., an Illinois corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BEAR, STEARNS & CO. INC. and DEUTSCHE BANK SECURITIES INC. as joint lead arrangers and joint bookrunners (in such capacities, the “Lead Arrangers”), DEUTSCHE BANK SECURITIES INC., as syndication agent (in such capacity, the “Syndication Agent”), GMAC COMMERCIAL FINANCE LLC, ING CAPITAL LLC and MERRILL LYNCH CAPITAL, A DIVISION OF MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC., as co-documentation agents (in such capacity, each a “Co-Documentation Agent,” and collectively, the “Co-Documentation Agents”), and BEAR STEARNS CORPORATE LENDING INC., as administrative agent (in such capacity, the “Administrative Agent”).
Recitals
          WHEREAS, on the Original Closing Date (as defined below) Axle Merger Sub, Inc., an Illinois corporation (“Axle Merger Sub”) merged with and into the Borrower pursuant to the Merger Agreement (as defined below), with the Borrower continuing as the surviving corporation and the Borrower, the Administrative Agent, the Syndication Agent, the Co-Documentation Agents and certain of the Lenders entered into the Original Credit Agreement (as defined below);
          WHEREAS, upon the effectiveness of the Merger (as defined below), the Borrower succeeded to all rights and obligations of Axle Merger Sub by operation of law; and
          WHEREAS, pursuant to the First Amendment dated as of June 29, 2006, the Original Credit Agreement is amended and restated in its entirety as set forth herein.
          NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower hereunder, the parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS
          1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
          “Acquisition”: the Merger and all related transactions contemplated by the Acquisition Documentation.
          “Acquisition Documentation”: collectively, the Merger Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into to effectuate the Merger.
          “Addendum”: an instrument, substantially in the form of Exhibit I or otherwise satisfactory to the Administrative Agent, by which a Person becomes a party to this Agreement as a Lender hereunder or by which an existing Lender agrees to fund Loans pursuant to its Commitments set forth therein, in each case, as of the First Amendment Effective Date.
          “Additional Term Loan Commitment”: the commitment of a Person, in the amount set forth in the Addendum delivered by such Person, to fund Additional Term Loans in a specified maximum amount on the First Amendment Effective Date or to fund Additional Term Loans as Delayed Draw Term Loans in a specified maximum amount on any Delayed Draw Date. Each funding of an Additional Term Loan by a Lender shall immediately and automatically reduce such Lender’s Additional Term Loan Commitment on a dollar-for-dollar basis by the amount of such funded Additional Term

Loan. The original principal amount of the aggregate Additional Term Loan Commitments is $116,246,708.10 plus an amount as determined by the Administrative Agent necessary for the payoff of each of the holders of Existing Term Loans that are not Converted Term Lenders.
          “Additional Term Loans”: term loans made (a) on the First Amendment Effective Date pursuant to Section 2.1, (b) on any Delayed Draw Date, in each case, pursuant to any Additional Term Loan Commitment.
          “Additional Term Lender”: each Person that agrees, in an Addendum, to fund an Additional Term Loan.
          “Adjustment Date”: as defined in the Pricing Grids.
          “Administrative Agent”: as defined in the preamble to this Agreement.
          “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Agents”: the collective reference to the Syndication Agent, the Arrangers and the Administrative Agent, which term shall include, for purposes of Section 10 only, the Issuing Lender.
          “Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Original Closing Date, the aggregate amount of such Lender’s Commitments at such time, (b) thereafter but until the First Amendment Effective Date, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding and (c) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and the aggregate amount of such Lender’s unfunded Term Commitments and (ii) the amount of such Lender’s Revolving Commitments then in effect, or if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.
          “Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
          “Agreement”: this Credit Agreement.

          “Applicable Margin”: prior to the first Adjustment Date, for each Type and class of Loan the rate per annum set forth below opposite the description of such Loan:

Eurodollar Term Loans	2.50%
Eurodollar Revolving Loans	2.75%
Base Rate Term Loans	1.50%
Base Rate Revolving Loans and Swingline Loans	1.75%
provided, that (a) on and after the first Adjustment Date, the Applicable Margin will be determined pursuant to the Pricing Grids and (b) that the Applicable Margin for any Type or class of Loan outstanding prior to the First Amendment Effective Date shall be as set forth in the Original Credit Agreement.
          “Application”: an application, in a form as the Issuing Lender may reasonably specify from time to time to request the Issuing Lender open a Letter of Credit.
          “Approved Fund”: (a) a CLO and (b) with respect to any Lender that is a fund which invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Asset Sale”: any Disposition of Property or series of related Dispositions of Property (including any issuance or sale of Capital Stock of any Subsidiary of the Borrower, but excluding any Disposition permitted by clause (a), (b), (c), (d), (e) or (f) of Section 8.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.
          “Assignee”: as defined in Section 11.6(b).
          “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.
          “Auto Disposal Systems, Inc.”: Auto Disposal Systems, Inc., an Ohio corporation, and the entity being acquired by the Borrower pursuant to the Ohio Acquisition.
          “Available Additional Term Commitment”: as to any Term Lender at any time, the unfunded Additional Term Loan Commitment of such Lender then in effect after giving effect to the funding of all Additional Term Loans and the expiration or termination of all or any portion of such Additional Term Loan Commitment in accordance with the terms of this Agreement from time to time.
          “Available Retained ECF Amount”: (i) an amount which is initially equal to zero, plus (ii) the cumulative amount for all then-completed fiscal years (commencing with the Borrower’s 2006 fiscal year) of the amount of Excess Cash Flow permitted to be retained by the Borrower for any fiscal year after giving effect to the calculation of Excess Cash Flow for such fiscal years and the payment of Loans required pursuant to Section 4.2(d) in respect of such fiscal years, minus (iii) the amount of Excess Cash Flow (expressed as a positive amount) for any fiscal year in which Excess Cash Flow was a negative number, minus (iv) any amount of the Available Retained ECF Amount used to make Capital Expenditures as permitted by Section 8.7, minus (v) the amount of the Available Retained ECF Amount utilized to effectuate one or more Permitted Acquisitions pursuant to clause (c) of the definition thereof.
          “Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that, in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 3.5, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.
          “Axle Merger Sub”: as defined in the recitals to this Agreement.
          “Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Bank of New York as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Bank of New York in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.
          “Benefited Lender”: as defined in Section 11.7(a).
          “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
          “Borrower”: as defined in the preamble to this Agreement.
          “Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
          “Business”: as defined in Section 5.17(b).
          “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
          “Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which would, in accordance with GAAP, be set forth as capital expenditures in the consolidated statement of cash flow of the Borrower, but excluding in any event any Permitted Acquisitions and additions to fixed assets required by GAAP in respect of Leasehold Cost Overruns.

          “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP. For the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
          “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
          “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
          “CLO”: any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an affiliate of such Lender.
          “Closing Certificate of the Borrower” a certificate duly executed by a Responsible Officer on behalf of the Borrower substantially in the form of Exhibit K.
          “Co-Documentation Agent”: as defined in the preamble to this Agreement.
          “Code”: the Internal Revenue Code of 1986, as amended from time to time.

          “Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
          “Commitment”: as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.
          “Commitment Fee Rate”: 0.5% per annum; provided, that on and after the first Adjustment Date occurring after the completion of the first full fiscal quarter of the Borrower after the Original Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grids.
          “Commonly Controlled Entity”: any trade or business, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or (solely for purposes of Section 302 of ERISA and Section 412 of the Code) is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
          “Compliance Certificate”: a certificate duly executed by a Responsible Officer on behalf of the Borrower substantially in the form of Exhibit B.
          “Conduit Lender”: any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument (a copy of which shall be provided by the Administrative Agent to the Borrower upon request), subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement (including its obligation to fund a Loan) if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender, (b) be deemed to have any Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility to the Borrower.
          “Confidential Information Memorandum”: the Confidential Information Memorandum dated April 14, 2005 and furnished to the Lenders in connection with this Agreement.
          “Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.
          “Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.
          “Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) the aggregate amount of all provisions for all taxes (whether or not paid, estimated or accrued) based upon the income and profits of the Borrower or alternative taxes imposed as reflected in the provision for income taxes in the Borrower’s consolidated financial statements, (b) interest expense, amortization or write-off of debt discount and debt issuance costs, and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring charges or losses (including stock option payments and severance expenses, change of control and employee payments, financing fees, and other fees and expenses incurred (i) in connection with the Acquisition (in an aggregate amount not to exceed $35,000,000), (ii) in connection with the Ohio Acquisition (in an aggregate amount not to exceed $2,500,000) and (iii) and in connection with Permitted Acquisitions), whether or not included as a separate item in the statement of Consolidated Net Income, (f) any cash compensation expense relating to the cancellation or retirement of stock options in connection with the Acquisition in an aggregate amount not to exceed $27,500,000, (g) non-cash compensation expenses from stock, options to purchase stock and stock appreciation rights issued to the management of the Borrower, (h) any other non-cash charges, non-cash expenses or non-cash losses of the Borrower or any of its Subsidiaries for such period (including deferred rent but excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period); provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, (i) cash restructuring charges itemized in a certificate delivered to the Administrative Agent by a Responsible Officer not exceeding $2,500,000 per fiscal year and $5,000,000 in the aggregate from the date hereof; (j) no more than $500,000 accrued in any fiscal year for payment to the Sponsor in respect of management, monitoring, consulting and advisory fees, (k) any write-off, depreciation or amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141 or to Statement of Financial Accounting Standards No. 142 and any other non-cash charges resulting from purchase accounting, (l) any reduction in revenue resulting from the purchase accounting effects of adjustments to deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and its Subsidiaries), as a result of the Acquisition, any acquisition consummated on or prior to the First Amendment Effective Date, or any Permitted Acquisition, (m) any loss realized upon the sale or other disposition of any asset (including pursuant to any sale/leaseback transaction) that is not Disposed of in the ordinary course of business and any loss realized upon the sale or other disposition of any Capital Stock of any Person, (n) any unrealized losses in respect of Hedge Agreements, (o) any unrealized foreign currency translation losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, and (p) the amount of any minority expense net of dividends and distributions paid to the holders of such minority interest; and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains whether or not included as a separate item in the statement of Consolidated Net Income, (c) all non-cash gains on the sale or disposition of any property other than inventory sold in the ordinary course of business, (d) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (h) above), (e) any gain realized upon the sale or other disposition of any asset (including pursuant to any sale/leaseback transaction) that is not Disposed of in the ordinary course of business and any gain realized upon the sale or other disposition of any Capital Stock of any Person, (f) any unrealized gains in respect of Hedge Agreements and (g) any unrealized foreign currency translation gains in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto, including without limitation any cost savings related thereto to the extent described as such in writing by the Borrower to the Administrative Agent and expected to be realized within 180 days of such Material Acquisition, as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $1,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $3,000,000. Notwithstanding the foregoing, (x) Consolidated EBITDA shall be deemed to be $15,709,000, $13,319,000 and $17,563,000, respectively, for the fiscal quarters ending on or about September 30, 2005, December 31, 2005 and March 31, 2006, and (y) Consolidated EBITDA for the fiscal quarter ending June 30, 2006 shall be increased by $3,200,000 as an allowance for anticipated cost savings identified by the Borrower and the EBITDA of Auto Disposal Systems, Inc. for such period.
          “Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.
          “Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations), net of cash interest income, of the Borrower and its Subsidiaries (determined on a consolidated basis in each case in accordance with GAAP) for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including, to the extent treated as interest expense under GAAP, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period but excluding any amortization or write-off of financing costs otherwise included therein).
          “Consolidated Leverage Ratio”: the ratio of (a) Consolidated Total Debt on the last day of any fiscal quarter of the Borrower to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters then ended.
          “Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded the income (or loss) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions.
          “Consolidated Total Debt”: at any date, the aggregate amount shown or required by GAAP to be shown as a liability on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date in respect of all Indebtedness of the Borrower or any of its Subsidiaries then outstanding.

          “Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.
          “Continuing Directors”: the directors of Holdings or a Parent on the Closing Date, after giving effect to the Acquisition and the other transactions contemplated hereby, and each other director of Holdings or such Parent whose nomination for election to the board of directors of Holdings or such Parent is recommended by at least a majority of the then Continuing Directors or such other director receives the vote of the Permitted Investors in his or her election by the shareholders of Holdings or such Parent.
          “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person or a common controlling Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
          “Conversion Notice”: a Conversion Notice substantially in the form of Annex B or such other form as is reasonably acceptable to each of the Borrower and the Administrative Agent.
          “Converted Term Loans”: Existing Term Loans subject to a Conversion Notice executed and delivered to the Administrative Agent by the Lender to which such Existing Term Loans are outstanding.
          “Converted Term Lender”: each Lender that agrees, in a Conversion Notice, to convert its Existing Term Loans into Converted Term Loans.
          “Credit Facilities”: to the extent specified by the Borrower by notice to the Administrative Agent, one or more other debt facilities or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
          “Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Delayed Draw Availability Expiration Date”: the earlier of (a) December 29, 2006 and (b) the date on which the Borrower has terminated all outstanding Additional Term Loan Commitments pursuant to Section 3.6. Upon the occurrence of the Delayed Draw Availability Expiration Date, all then unfunded Additional Term Loan Commitments shall be deemed terminated as of such date.
          “Delayed Draw Date”: as defined in Section 2.1(c).

          “Delayed Draw Term Loans”: the term loans made by the Additional Term Lenders to the Borrower pursuant to Section 2.1. The Delayed Draw Term Loans shall be Term Loans for all purposes of this Agreement.
          “Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
          “Dollars” and “$”: dollars in lawful currency of the United States.
          “Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.
          “Earnout Obligation”: an obligation to pay the seller in an acquisition a future payment that is contingent upon the financial performance of the business acquired in such acquisition exceeding a specified benchmark level and that becomes payable when such excess financial performance is achieved.
          “ECF Percentage”: with respect to any fiscal year of the Borrower ending after December 31, 2006, 75.0%; provided that the ECF Percentage shall be (i) reduced to 50.0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 4.0 to 1.0 but equal to or greater than 3.0 to 1.0 and (ii) equal to 0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 3.0 to 1.0.
          “Effective Date Additional Term Loan Commitment”: that amount of the Additional Term Loan Commitment which shall be available to the Borrower on the First Amendment Effective Date. The aggregate amount of the Effective Date Additional Term Loan Commitments shall be $81,246,708.10 plus an amount as determined by the Administrative Agent necessary for the payoff of each of the holders of Existing Term Loans that are not Converted Term Lenders.
          “Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection or preservation of the environment and natural resources, including those relating to the generation, use storage, transportation, disposal, release, or threatened release of, or exposure to, Materials of Environmental Concern, as now or may at any time hereafter be in effect.
          “Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.
          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “Escrow Agreement”: as defined in the definition of Senior Unsecured Note Proceeds Escrow.
          “Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
          “Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen(or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be reasonably selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 a.m., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
          “Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
          “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
                  Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirements
          “Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility for which the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
          “Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Excess Cash Flow”: for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash losses by the Borrower and its Subsidiaries during such fiscal year, to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures and Permitted Acquisitions (excluding the principal amount of Indebtedness incurred and equity contributions received to finance such payments and any such payments financed with the proceeds of any Reinvestment Deferred Amount or any Available Retained ECF Amount), (ii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such fiscal year, (iii) the aggregate amount of all regularly scheduled and voluntary principal payments of Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) increases in Consolidated Working Capital for such fiscal year, and (v) the aggregate net amount of non-cash gains, non-cash income and non-cash credits accrued by the Borrower and its Subsidiaries during such fiscal year, to the extent included in arriving at such Consolidated Net Income.
          “Excluded Indebtedness”: all Indebtedness permitted by Section 8.2 (except any “Additional Notes” (as defined in the Senior Unsecured Note Indenture) issued after the Original Closing Date, the proceeds of which are not applied within 90 days after issuance to finance Capital Expenditures or a Permitted Acquisition).
          “Excluded Redemption Obligation”: an obligation (i) to purchase, redeem, retire or otherwise acquire for value any Capital Stock that is not, and cannot in any contingency become required to be purchased, redeemed, retired or otherwise acquired prior to the first anniversary of the later of the Revolving Termination Date and the date final payment is due on the Term Loans or (ii) an obligation of Holdings to purchase, redeem, retire or otherwise acquire for value any Capital Stock of Holdings or any Parent from present or former officers, directors or employees of any Group Member upon the death, disability, retirement or termination of employment or service of such officer, director or employee, or otherwise under any stock option or employee stock ownership plan approved by the board of directors of Holdings or any Parent.
          “Existing Term Loans”: each of the Term Loans outstanding immediately prior to the effectiveness of the First Amendment.
          “Facility”: each of (a) the Term Commitments and the Term Loans made thereunder (the “Term Facility”), and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).
          “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
          “First Amendment”: the First Amendment to this Agreement, dated as of June 29, 2006.
          “First Amendment Effective Date”: the date on which the First Amendment became effective as set forth in Section 2 thereof, which date is June 29, 2006.
          “First Amendment Effective Date Pro Forma Balance Sheet”: as defined in Section 5.1(a).
          “First Amendment Ohio Acquisition Documents”: collectively, the Ohio Stock Purchase Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into to effectuate the Ohio Acquisition.
          “First Supplemental Indenture”: that certain supplemental indenture attached as Exhibit A to the Escrow Agreement.
          “Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary or that is a Foreign Subsidiary Holdco.

          “Foreign Subsidiary Holdco”: any Domestic Subsidiary that (a) has no material assets other than securities of one or more Foreign Subsidiaries and other assets relating to the ownership interest in any such securities and (b) has no Guarantee Obligations in respect of any Indebtedness of the Borrower or any Domestic Subsidiary.
          “Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.
          “Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
          “Funding True-Up Percentage”: a fraction, the numerator of which is $195,000,000 and the denominator of which is $230,000,000.
          “GAAP”: generally accepted accounting principles in the United States as in effect from time to time except that for purposes of Section 8.1, GAAP shall be determined on the basis of such principles in effect on the Original Closing Date and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 5.1(b). In the event that any Accounting Change (as defined below) shall occur and such change would otherwise result in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
          “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
          “Group Members”: the collective reference to Holdings, the Borrower and their respective Subsidiaries.
          “Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

          “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation which (in the case of either clause (a) or clause (b)), guarantees or has the effect of guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
          “Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.
          “Hedge Agreements”: any interest rate protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
          “Holdings”: as defined in the preamble to this Agreement.
          “Incremental Term Amount”: at any time, the excess, if any, of (a) $50,000,000 over (b) the aggregate amount of all Incremental Term Commitments established after the First Amendment Effective Date pursuant to Section 3.15.
          “Incremental Term Assumption Agreement”: an Incremental Term Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Term Lenders.
          “Incremental Term Loan”: any Term Loan resulting from an Incremental Term Commitment of any Incremental Term Lender.
          “Incremental Term Loan Yield”: as defined in Section 3.15(e).
          “Incremental Term Commitment”: the commitment of any Incremental Term Lender to increase its Term Loan or fund additional term loans as permitted by Section 3.15.
          “Incremental Term Lender”: a Term Lender, Approved Fund or other Person that provides an Incremental Term Commitment.

          “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business and Earnout Obligations), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit or similar arrangements, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, except an Excluded Redemption Obligation, (h) all Guarantee Obligations of such Person in respect of obligations of others of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided that the amount of such Indebtedness shall be limited to the lesser of such obligation and the value of the property subject to such Lien if such Person has not assumed or become liable for the payment of such obligation, (j) all preferred Capital Stock of any Subsidiary of such Person, and (k) for the purposes of Sections 8.2 and 9(e) only, all obligations of such Person in respect of Hedge Agreements, but in each case in the above clauses excluding obligations under operating leases and obligations under employment contracts entered into in the ordinary course of business. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
          “Indemnified Liabilities”: as defined in Section 11.5.
          “Indemnitee”: as defined in Section 11.5.
          “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
          “Insolvent”: pertaining to a condition of Insolvency.
          “Intellectual Property”: the collective reference to all rights, and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses and technology, know-how, trade secrets and proprietary information of any type, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Intellectual Property Security Agreement”: the Intellectual Property Security Agreement to be executed and delivered by each applicable Loan Party in accordance with Section 5.10 of the Guarantee and Collateral Agreement.
          “Interest Payment Date”: (a) as to any Base Rate Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is a Base Rate Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.
          “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 1:00 p.m., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
     (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
     (ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Term Loans, as applicable;
     (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
     (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.
          “Investments”: as defined in Section 8.8.
          “Issuing Lender”: any financial institution designated by the L/C Lender as “Issuing Lender” hereunder.
          “L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Commitment Period.
          “L/C Lender”: Bear Stearns Corporate Lending Inc., in its capacity as the party responsible for causing the issuance of Letters of Credit hereunder.

          “L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.11.
          “L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.
          “L/C Subcommitment Amount”: $10,000,000.
          “Lead Arrangers”: as defined in the recitals to this Agreement.
          “Leasehold Cost Overruns”: means cost funded by the Borrower or one of its Subsidiaries in connection with leasehold improvements financed by a lessor of any premises leased by the Borrower or one of its Subsidiaries.
          “Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.
          “Letters of Credit”: as defined in Section 3.7(a).
          “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
          “Loan”: any loan made by any Lender pursuant to this Agreement.
          “Loan Documents”: this Agreement, the Security Documents, the Notes, each other agreement and each other material certificate or document executed by any Group Member and delivered to any Agent or any Lender pursuant to this Agreement or any Security Document.
          “Loan Parties”: each Group Member that is a party to a Loan Document.
          “Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments and, in the case of the Term Loans prior to the expiration, termination, or reduction in full of the unfunded Term Commitments, the holders of more than 50% of (i) the aggregate unpaid principal amount of the Term Loans plus (ii) the aggregate unfunded Term Commitments).
          “Management Advances”: promissory notes issued on an unsecured basis by Holdings to a Management Investor in accordance with the Management Stock Agreements to fund all or a portion of the purchase price paid in connection with the repurchase by Holdings or such Parent of its Capital Stock from such Management Investor, if such repurchase is occasioned by the death, disability, or retirement of such Management Investor.
          “Management Agreement”: the Financial Advisory Agreement, dated as of the Original Closing Date, among Holdings, the Sponsor and the other parties thereto.

          “Management Investors”: present or former officers, employees or directors of a Group Member who beneficially own outstanding capital stock of Holdings or any Parent.
          “Management Stock Agreements”: any subscription agreement or stockholders agreement between Holdings or any Parent and any Management Investor.
          “Material Adverse Effect”: a material adverse effect on (a) as of the Original Closing Date, the Acquisition or the financings thereof under this Agreement or the Senior Unsecured Note Indenture or any other transactions relating to the Acquisition, (b) the business, assets, property, financial condition or results of operations of the Group Members, taken as a whole or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder or the perfection or priority of the Administrative Agent’s Liens on a material portion of the Collateral.
          “Material Environmental Amount”: an amount payable by the Borrower and/or its Subsidiaries in excess of $3,500,000 for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof pursuant to any Environmental Law.
          “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined, listed or regulated as such in or under any Environmental Law, including polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances that are regulated pursuant to or could give rise to liability under any Environmental Law.
          “Merger”: the merger of Axle Merger Sub, Inc., with and into Insurance Auto Auctions, Inc., in which Insurance Auto Auctions, Inc. is the surviving corporation, described in the Merger Agreement.
          “Merger Agreement”: the Agreement and Plan of Merger dated as of February 22, 2005, among Insurance Auto Auctions, Inc., Axle Holdings, Inc., and Axle Merger Sub, Inc. as amended, modified and supplemented from time to time.
          “Mortgaged Properties”: the owned real properties listed on Schedule 1.1, as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.
          “Mortgages”: each of the mortgages, deeds to secure debts and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D (with such changes thereto as (a) shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded and (b) do not have a significant adverse economic effect on any Loan Party), as amended, modified, supplemented or extended from time to time.
          “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received, and Cash Equivalents at their maturity) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other reasonable fees and expenses actually incurred in connection therewith and net of taxes paid, payable or reasonably estimated to be payable as a result thereof and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other reasonable fees and expenses actually incurred in connection therewith; provided, that amounts provided as a reserve, in accordance with GAAP, against any liability under any indemnification obligations or purchase price adjustment associated with any of the foregoing shall not constitute Net Cash Proceeds except to the extent and at the time any such amounts are released from such reserve.
          “Non-Excluded Taxes”: as defined in Section 4.10(a).
          “Non-U.S. Lender”: as defined in Section 4.10(d).
          “Notes”: the collective reference to any promissory note evidencing Loans.
          “Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to any Agent or to any Lender (or, in the case of Specified Hedge Agreements or Specified Cash Management Arrangements, any Qualified Counterparty), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement, any Specified Cash Management Arrangements or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses, overdraft charges (including all reasonable fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement or Specified Cash Management Arrangement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements or Specified Cash Management Arrangements.
          “Ohio Acquisition”: means the acquisition of all of the issued and outstanding capital stock of Auto Disposal Systems, Inc., an Ohio corporation, by the Borrower pursuant to the First Amendment Ohio Acquisition Documents.
          “Ohio Stock Purchase Agreement”: that certain Stock Purchase Agreement, dated as of June 28, 2006 by and among the Borrower and the shareholders of Auto Disposal Systems, Inc. and executed to effectuate the Ohio Acquisition.
          “Original Closing Date”: May 19, 2005.

          “Original Closing Date Pro Forma Balance Sheet”: as defined in Section 5.1(a).
          “Original Credit Agreement”: this Agreement as in effect immediately prior to the First Amendment Effective Date.
          “Organizational Documents”: as to any Person, its certificate or articles of incorporation and by-laws if a corporation, its partnership agreement if a partnership, its limited liability company agreement if a limited liability company, or other organizational or governing documents of such Person.
          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Outstanding Term Loan Yield”: as defined in Section 3.15(e).
          “Parent”: Holdings and any other Person of which Holdings at any time is or becomes a Subsidiary after the Original Closing Date.
          “Participant”: as defined in Section 11.6(c).
          “Patriot Act”: as defined in Section 11.18.
          “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
          “Permitted Acquisition”: any acquisition by purchase or otherwise of all or substantially all the business, assets or Capital Stock of any Person or a business unit of a Person, or a brand or trademark and related assets, to the extent the aggregate consideration paid by the Borrower and its Subsidiaries for such acquisition (including cash and indebtedness incurred or assumed in connection with such acquisition) consists solely of any combination of:
               (a) Capital Stock of Holdings or any Parent;
               (b) cash in an amount equal to the Net Cash Proceeds of issuance and sale of Capital Stock of Holdings or any Parent that is transferred to the Borrower as a contribution to its common equity within 90 days prior to the date of the relevant acquisition;
               (c) any Available Retained ECF Amount; and
               (d) other cash or property and other Indebtedness (whether incurred or assumed) in an aggregate amount which, when aggregated with all other amounts of such other cash and property paid for acquisitions (other than with respect to the Ohio Acquisition) at any time after the First Amendment Effective Date and all such other Indebtedness incurred or assumed in acquisitions (other than with respect to the Ohio Acquisition) at any time after the First Amendment Effective Date, does not exceed $80,000,000;
in each case if (i) no Default exists at the time of or results from such acquisition and (ii) the Borrower delivers to the Administrative Agent a certificate of a Responsible Officer demonstrating in reasonable detail that, on a pro-forma basis after giving effect to such acquisition and all related transactions as if completed on the first day of the twelve month period ending on the last day of the most recent fiscal quarter for which the Borrower’s balance sheet has been delivered (the “Test Date”), the Borrower would have been in compliance with Sections 8.1(a) and 8.1(b) on the Test Date, if such test date is September 30, 2005 or a later date, or (B) the Consolidated Leverage Ratio would not have exceeded 6.25:1 if the Test Date is earlier than September 30, 2005; provided, that, if the Borrower would have been in compliance as specified in the foregoing clause (ii), the Borrower shall not be required to deliver such certificate if the aggregate consideration paid for such Permitted Acquisition is less than $3,000,000.
          “Permitted Investors”: the collective reference to the Sponsor, its Control Investment Affiliates, any Management Investors and their respective Permitted Transferees.
          “Permitted Liens”: any Liens permitted by Section 8.3.
          “Permitted Transferees”: (a) in the case of the Sponsor, (i) any Control Investment Affiliate of the Sponsor (collectively, “Sponsor Affiliates”), (ii) any managing director, general partner, limited partner, director, officer or employee of the Sponsor or any Sponsor Affiliate (collectively, the “Sponsor Associates”), (iii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Sponsor Associate and (iv) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Sponsor Associate, his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants; and (b) in the case of any Management Investors, (i) his or her heirs, executors, administrators, testamentary trustees, legatees or beneficiaries, (ii) his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) or direct lineal descendants or (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only the Management Investor, as the case may be, and his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants.
          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
          “Plan”: at a particular time, any employee pension benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Pledged Notes”: as defined in the Guarantee and Collateral Agreement.
          “Pledged Stock”: as defined in the Guarantee and Collateral Agreement.
          “Pricing Grids”: the pricing grids and related provisions attached hereto as Annex A.
          “Projections”: as defined in Section 7.2(c).
          “Properties”: as defined in Section 5.17(a).
          “Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.
          “Qualified Counterparty”: with respect to any Specified Hedge Agreement or Specified Cash Management Arrangement, any counterparty thereto that, at the time such Specified Hedge

Agreement or Specified Cash Management Arrangement was entered into, was a Lender or an affiliate of a Lender.
          “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member, other than (x) any such settlement or payment arising by reason of any loss of revenues or interruption of business or operations caused thereby and (y) any such settlement or payment constituting reimbursement or compensation for amounts previously paid by any Group Member in respect of the theft, loss, destruction, damage or other similar event relating to any such claim or proceeding.
          “Register”: as defined in Section 11.6(b).
          “Regulation U”: Regulation U of the Board as in effect from time to time.
          “Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.11 for amounts drawn under Letters of Credit.
          “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, an amount equal to the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 4.2(c) as a result of the delivery of a Reinvestment Notice.
          “Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.
          “Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends to use an amount equal to all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire, improve or repair fixed or capital assets useful in its business, or to complete a Permitted Acquisition.
          “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, improve or repair fixed or capital assets useful in the Borrower’s business, to acquire a brand or trademark and related assets or to complete a Permitted Acquisition.
          “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after the receipt by the Borrower of proceeds relating to such Reinvestment Event (or the 180th day thereafter if the Reinvestment Event is a project authorized by the board of directors of the Borrower prior to such date and the Borrower or any of its Subsidiaries has entered into a contract to complete such project) and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire, improve or repair fixed or capital assets useful in the Borrower’s business, acquire a brand or trademark and related assets or complete a Permitted Acquisition with all or any portion of the relevant Reinvestment Deferred Amount.
          “Related Agreements”: the Acquisition Documentation, the First Amendment Ohio Acquisition Documents, the Senior Unsecured Notes Indenture, the Senior Unsecured Notes and each other document executed in connection with the Senior Unsecured Notes.

          “Related Persons”: with respect to any specified Person, such Person’s Affiliates and the respective officers, directors, employees, attorneys, agents and advisors of such Person and such Person’s Affiliates.
          “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
          “Required Lenders”: at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding, (ii) the unfunded Term Commitments then in effect and (iii) the Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Extensions of Credit then outstanding.
          “Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.
          “Restricted Payments”: as defined in Section 8.6.
          “Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount of the Revolving Commitment held by such Lender under the Original Credit Agreement immediately prior to the effectiveness of this Agreement (which Revolving Commitment shall be continued hereunder) or the amount set forth in this Agreement or in the Addendum or Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $50,000,000.
          “Revolving Commitment Period”: the period from and including the Original Closing Date to the Revolving Termination Date.
          “Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.
          “Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.
          “Revolving Loans”: as defined in Section 3.1(a).

          “Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).
          “Revolving Termination Date”: the earlier of (a) the sixth anniversary of the Original Closing Date and (b) the date on which the Revolving Commitments are terminated pursuant to any provision of this Agreement.
          “SEC”: the Securities and Exchange Commission, any successor thereto and otherwise any analogous Governmental Authority.
          “Secured Obligations”: in the case of the Borrower, the Obligations and in the case of any other Loan Party, the obligations of such Loan Party under the Guaranty and Collateral Agreement and the other Loan Documents to which it is a party.
          “Secured Parties”: as defined in the Guarantee and Collateral Agreement.
          “Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Intellectual Property Security Agreements ,the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
          “Senior Unsecured Note Indenture”: the Indenture, dated as of April 1, 2005 entered into by IAAI Finance Corp., in connection with the issuance of the Senior Unsecured Notes.
          “Senior Unsecured Note Proceeds Escrow”: the funds deposited in escrow pursuant to the Escrow Agreement (the “Escrow Agreement”), dated as of April 1, 2005, among IAAI Finance Corp., Wells Fargo Bank, National Association, as Escrow Agent, and Wells Fargo Bank, National Association, as trustee under the Senior Unsecured Note Indenture.
          “Senior Unsecured Notes”: the collective reference to (a) the senior unsecured notes of IAAI Finance Corp. issued on April 1, 2005 pursuant to the Senior Unsecured Note Indenture and any Exchange Notes (as defined in the Senior Unsecured Note Indenture) issued in exchange therefore and (b) up to $50,000,000 aggregate principal amount of “Additional Notes” (defined in the Senior Unsecured Note Indenture) issued from time to time after the Original Closing Date and any Exchange Notes issued in exchange for such Additional Notes (defined in the Senior Unsecured Note Indenture).
          “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
          “Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
          “Specified Cash Management Arrangement”: any arrangement for treasury, depositary or cash management services provided to the Borrower or any of its Subsidiaries by a Qualified Counterparty in connection with any transfer or disbursement of funds through an automated clearinghouse or on a same day or immediate or accelerated availability basis that has been designated as a Specified Cash Management Arrangement. The designation by the Borrower of any such arrangement as a Specified Cash Management Arrangement shall not create in favor of the Qualified Counterparty that is a party thereto any rights in connection with the management, enforcement or release of any Collateral or any claim against any Guarantor under the Guarantee and Collateral Agreement.
          “Specified Change of Control”: a “Change of Control” (or any other defined term having a similar purpose) as defined in the Senior Unsecured Note Indenture.
          “Specified Hedge Agreement”: any Hedge Agreement between the Borrower or any of its Subsidiaries and any Qualified Counterparty that has been designated as a Specified Hedge Agreement. The designation by the Borrower of any Hedge Agreement as a Specified Hedge Agreement (a) shall constitute a representation and warranty by the Borrower that such Hedge Agreement is permitted by Section 8.12 (upon which such Qualified Counterparty shall be entitled to rely conclusively) and (b) shall not create in favor of the Qualified Counterparty that is a party thereto any rights in connection with the management, enforcement or release of any Collateral or any claim against any Guarantor under the Guarantee and Collateral Agreement except to the extent expressly set forth in the Guarantee and Collateral Agreement.
          “Sponsor”: Kelso & Company, L.P.
          “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
          “Subsidiary Guarantor”: each Subsidiary of the Borrower other than IAAI Finance Corp. and any Foreign Subsidiary.
          “Swingline Commitment Amount”: $10,000,000.
          “Swingline Lender”: Bear Stearns Corporate Lending Inc., in its capacity as the lender of Swingline Loans.
          “Swingline Loans”: as defined in Section 3.3(a).

          “Swingline Participation Amount”: as defined in Section 3.4(c).
          “Syndication Agent”: as defined in the preamble to this Agreement.
          “Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth in this Agreement or in the Addendum or Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Term Commitments as of the First Amendment Effective Date is $230,000,000 of which $195,000,000 shall be deemed funded on the First Amendment Effective Date and $35,000,000 shall be deemed unfunded Term Commitments. The term “Term Commitment” shall include any Additional Term Loan Commitment. The amount of the Term Commitments shall be deemed reduced on a dollar-for-dollar basis by the amount of (i) Existing Term Loans converted hereunder, (ii) Additional Term Loans funded on or after the date hereof, and (iii) all reductions, terminations or expirations of Term Commitments in accordance with the terms of this Agreement.
          “Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.
          “Term Loan”: the Converted Term Loans, all Additional Term Loans and all Incremental Term Loans (if any), taken together as a single class.
          “Term Loan Percentage”: a fraction, the numerator of which is the aggregate amount of each Term Lender’s outstanding Term Loans on the First Amendment Effective Date and the denominator of which is such Lender’s aggregate Term Commitments.
          “Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the funding of the Term Loans, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).
          “Third Party Assignee” as defined in Section 11.6.
          “Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.
          “Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit outstanding at such time.
          “Transferee”: any Assignee or Participant.
          “Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.
          “United States”: the United States of America.
          “Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law or de minimis shares held by nominees or others as required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

          “Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.
          1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
               (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties of every type and nature and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).
               (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
               (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
               (e) The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to any Obligation shall mean the payment in full of such Obligation in cash in immediately available funds.
SECTION 2. AMOUNT AND TERMS OF TERM COMMITMENTS
          2.1. Term Commitments. On the Original Closing Date, each Term Lender then a party to the Original Credit Agreement made a Term Loan thereunder to the Borrower in an amount equal to its Term Percentage (as of such date and calculated in accordance with the definition of such term under the Original Credit Agreement) of $115,000,000. Subject to the terms and conditions hereof, on the First Amendment Effective Date, each Additional Term Lender that has delivered an Additional Term Loan Commitment for Term Loans to be made on the First Amendment Effective Date severally agrees to make an Additional Term Loan to the Borrower on the First Amendment Effective Date in an amount equal to its proportionate share, based on all Effective Date Additional Term Loan Commitments. Subject to the terms and conditions hereof, each Additional Term Lender that has delivered an Additional Term Loan Commitment for Term Loans to be made on any date after the First Amendment Effective Date (each, a “Delayed Draw Date”) that is prior to the Delayed Draw Availability Expiration Date shall make an Additional Term Loan to the Borrower on such Delayed Draw Date in an amount equal to the lesser of (i) its remaining unfunded Additional Term Loan Commitment and (ii) its proportionate share, based on all such unfunded Additional Term Loan Commitments, of $35,000,000; provided, however, that there shall be no more than three (3) Delayed Draw Dates. The Term Loans shall be either

Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3.
          2.2. Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 1:00 p.m., New York City time, (a) one Business Day prior to the Original Closing Date or the anticipated First Amendment Effective Date or Delayed Draw Date (as applicable) in the case of Base Rate Loans and (b) three Business Days prior to the Original Closing Date or the anticipated First Amendment Effective Date or Delayed Draw Date (as applicable) in the case of Eurodollar Loans) requesting that the Term Lenders make the Term Loans on the Original Closing Date, the First Amendment Effective Date or Delayed Draw Date, as the case may be, and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 1:00 p.m., New York City time, on the Original Closing Date, the First Amendment Effective Date or the Delayed Draw Date, as applicable, each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.
          2.3. Conversion of Existing Term Loans. Each Converting Term Lender severally agrees that, upon the First Amendment Effective Date, such Converting Lender’s Existing Term Loans shall be converted into Converted Term Loans in the amount set forth in its Conversion Notice and shall constitute, with all Additional Term Loans, outstanding Term Loans.
          2.4. Repayment of Term Loans. The Term Loan of each Term Lender shall mature and be payable in full on the date that is seven years after the Original Closing Date and shall be repayable prior to that date in consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s Term Percentage of 0.25% of the aggregate Term Commitments on the First Amendment Effective Date, less the amount of Term Commitments canceled, reduced or terminated on or before the Delayed Draw Availability Expiration Date, due commencing on December 31, 2006 and continuing on the last day of each consecutive March, June, September and December thereafter.
          2.5. First Amendment Effective Date True-Up. On the First Amendment Effective Date, the Administrative Agent shall apportion (a) the aggregate outstanding Converted Term Loans and Additional Term Loans funded on the First Amendment affective date and (b) the aggregate remaining unfunded Term Loan Commitments individually to each Term Lender such that, on the First Amendment Effective Date, each Term Lender’s Term Loan Percentage is equal to the Funding True-Up Percentage. All amounts applied to reduced the Term Loans outstanding to any Converted Term Lender to effectuate such apportionment (i) may be reborrowed, subject to the terms and conditions applicable to a borrowing of Delayed Draw Term Loans hereunder, and (ii) shall be payable with any indemnification due under Section 4.11.
SECTION 3. AMOUNT AND TERMS OF REVOLVING COMMITMENTS
          3.1. Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Extensions of Credit then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. Revolving Loans that are repaid may be reborrowed during the Revolving Commitment Period, subject to the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3.
               (b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.
          3.2. Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent irrevocable notice, which must be received by the Administrative Agent prior to 1:00 p.m., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans and which shall specify (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $250,000 or a whole multiple thereof and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $250,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such amounts will then be made available to the Borrower by the Administrative Agent crediting an account of the Borrower maintained by the Administrative Agent, in like amounts and funds as received by the Administrative Agent.
          3.3. Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided, that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment Amount, (ii) the Borrower shall not request any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero, and (iii) the Swingline Lender shall not be required to make any Swingline Loans under this Section 3.3 at any time when an Event of Default has occurred and is continuing. Subject to the foregoing, Swingline Loans may be repaid and reborrowed from time to time.
               (b) Swingline Loans shall be Base Rate Loans only.
               (c) The Borrower shall repay all outstanding Swingline Loans (i) on each Borrowing Date for Revolving Loans, (ii) on the Revolving Termination Date and (iii) on demand by the Swingline Lender at any time when an Event of Default has occurred and is continuing.
          3.4. Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing of Swingline Loans shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof. Not later than

3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.
               (b) The Swingline Lender may at any time, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to do so), request a borrowing of Revolving Loans in an amount equal to the aggregate outstanding Swingline Loans and apply the proceeds of such borrowing to the repayment of the Swingline Loans. Each Revolving Lender agrees to fund its Revolving Percentage of any such borrowing so requested in immediately available funds, not later than 10:00 a.m., New York City time, on the first Business Day after the date of such borrowing is requested. The proceeds of such Revolving Loans shall immediately be made available by the Administrative Agent to the Swingline Lender for application to the repayment of Swingline Loans. The Borrower agrees to pay, and irrevocably authorizes the Swingline Lender and Administrative Agent to charge the Borrower’s accounts with the Swingline Lender or Administrative Agent as necessary to pay, all outstanding Swingline Loans to the extent amounts received from the Revolving Lenders upon any such request are not sufficient to repay the outstanding Swingline Loans.
               (c) If the Swingline Lender at any time determines that it is precluded from making a request for a borrowing of Revolving Loans pursuant to Section 3.4(b), whether by reason of the occurrence of a Default described in Section 9(f) or otherwise for any reason, each Revolving Lender hereby purchases from the Swingline Lender an undivided participating interest in the then outstanding Swingline Loans (a “Swingline Participation Amount”) and shall promptly upon demand of the Swingline Lender complete such purchase at par by paying to the Swingline Lender an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate outstanding Swingline Loans.
               (d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, that if any such payment is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.
               (e) Each Revolving Lender’s obligation to make the Loans referred to in Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or the failure to satisfy any of the conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

          3.5. Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Original Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the Original Closing Date.
               (b) The Borrower agrees to pay to the Administrative Agent for the account of each Term Lender having an unfunded Additional Term Loan Commitment, a commitment fee for the period from and including the First Amendment Effective Date to the Delayed Draw Availability Expiration Date, computed at the Commitment Fee Rate on the average daily amount of the Available Additional Term Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December, and on the Delayed Draw Availability Expiration Date, commencing on the first of such dates to occur after the First Amendment Effective Date.
               (c) The Borrower agrees to pay to the Agents the fees in the amounts and on the dates agreed to in writing by the Borrower and the Administrative Agent.
          3.6. Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $500,000, or a whole multiple thereof or the Total Revolving Commitment, and shall reduce permanently the Revolving Commitments then in effect. The Borrower shall also have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate all or a portion of the unfunded Additional Term Loan Commitments; provided that any partial termination shall be in an amount at least equal to $500,000 or a whole multiple thereof.
          3.7. Letter of Credit Subcommitment. (a) Subject to the terms and conditions hereof, the L/C Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.10(a), agrees to cause the Issuing Lender to issue, on a sight basis, letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day at any time and from time to time during the Revolving Commitment Period, in such form as may be customarily used from time to time by the Issuing Lender or in such other form as may be reasonably satisfactory to the L/C Lender and the Issuing Lender; provided, that the L/C Lender shall have no obligation to cause any Letter of Credit to be issued if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Subcommitment Amount or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall be denominated in Dollars and expire no later than the earlier of (i) the first anniversary of its date of issuance and (ii) the date that is five Business Days prior to the Revolving Termination Date; provided that any Letter of Credit with a one-year term may provide, with the consent of the L/C Lender and the Issuing Lender, for the automatic renewal thereof for additional periods of up to one year (which shall in no event extend beyond the date referred to in clause (ii) above without the consent of the L/C Lender and the Issuing Lender). If, as of the Revolving Termination Date, any Letter of Credit for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all Letters of Credit; provided, that all such Cash Collateral or Backstop L/Cs (each as defined below) shall be denominated in Dollars. For purposes of this Section 3.07, “Cash

Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Lender, the Issuing Lender and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) or one or more backstop letters of credit in form and substance acceptable to, and issued by financial institutions reasonably acceptable to the L/C Lender (each such letter of credit, a “Backstop L/C”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Lender (which documents are hereby consented to by the Lenders). Derivatives of such above defined terms shall have corresponding meanings.
               (b) L/C Lender shall not at any time be obligated to cause any Letter of Credit to be issued hereunder if such issuance would conflict with, or cause the L/C Lender, Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
          3.8. Procedure for Issuance of Letter of Credit. (a) The Borrower may from time to time request that the L/C Lender cause a Letter of Credit to be issued by delivering to the L/C Lender at its address for notices specified herein, an Application therefor, completed to the reasonable satisfaction of the L/C Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the L/C Lender will notify the Administrative Agent of the amount, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the Available Revolving Commitments would not be less than zero, the L/C Lender will cause such Application and the certificates, documents and other papers and information delivered to it in connection therewith to be processed by the L/C Lender and the Issuing Lender in accordance with their respective customary procedures and shall cause the Issuing Lender to promptly issue the Letter of Credit requested thereby (but in no event shall the L/C Lender be required to cause any Letter of Credit to be issued earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by causing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The L/C Lender shall furnish a copy of such Letter of Credit to the Borrower (with a copy to the Administrative Agent) promptly following the issuance thereof. The L/C Lender shall promptly furnish to the Administrative Agent which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).
               (b) The making of each request for a Letter of Credit by the Borrower shall be deemed to be a representation and warranty by the Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.7(a) or any Requirement of Law applicable to the Loan Parties. Unless the L/C Lender has received notice from the Administrative Agent before it causes a Letter of Credit to be issued that one or more of the applicable conditions specified in Section 6.2 are not satisfied, or that the issuance of such Letter of Credit would violate Section 3.7, then the L/C Lender may cause the requested Letter of Credit to be issued for the account of the Borrower in accordance with the usual and customary practices of each of the L/C Lender and the Issuing Lender.
          3.9. Fees and Other Charges. (a) The Borrower will pay a fee on the face amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the L/C Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit computed at the rate of 0.25% per annum and payable quarterly in arrears on each L/C Fee Payment Date.

               (b) In addition to the foregoing fees, the Borrower shall pay or reimburse the L/C Lender and the Issuing Lender, as the case may be, for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
          3.10. L/C Participations. (a) The L/C Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the L/C Lender to cause Letters of Credit to be issued hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the L/C Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the L/C Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder (which shall include the L/C Lender’s obligation to reimburse such applicable Issuing Lender for the amount of such drawing). Each L/C Participant unconditionally and irrevocably agrees with the L/C Lender that, if a draft is paid under any Letter of Credit for which the L/C Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent upon demand of the L/C Lender an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to the L/C Lender.
               (b) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the L/C Lender pursuant to Section 3.10(a) in respect of any unreimbursed portion of any payment made by L/C Lender to the Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of the L/C Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of the L/C Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the L/C Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.10(a) is not made available to the Administrative Agent for the account of the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the L/C Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Facility. A certificate of the L/C Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
               (c) Whenever, at any time after the L/C Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.10(a), the Administrative Agent or the L/C Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the L/C Lender), or any payment of interest on account thereof, the Administrative Agent or the L/C Lender, as the case may be, will distribute to such L/C Participant its pro rata share thereof; provided, that if any such payment received by Administrative Agent or the L/C Lender, as the case may be, shall be required to be returned by the Administrative Agent or the L/C Lender, such L/C Participant shall return to the Administrative Agent for the account of the L/C Lender the portion thereof previously distributed to such L/C Participant.
          3.11. Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the L/C Lender on the same Business Day on which the L/C Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the L/C Lender or on the next Business Day, if such notice is received any time after 11:00 a.m., New York time on such Business Day for the amount of such draft so paid. Each such payment shall be made to the L/C Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 4.5(b) and (ii) thereafter, Section 4.5(c).
          3.12. Obligations Absolute. The Borrower’s obligations under Section 3.11 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the L/C Lender, the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the L/C Lender that the L/C Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.11 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The L/C Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender or any Related Person. The Borrower agrees that any action taken or by the L/C Lender or the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the L/C Lender or the Issuing Lender to the Borrower. The Issuing Lender shall not have any liability to the Borrower, the Administrative Agent, or the Lenders in respect of any Letters of Credit issued by it or any Letters of Credit requested to be issued by it, nor shall the Issuing Lender owe any duty to any Person, or be deemed to have agreed, to issue any Letters of Credit (it being understood that the Issuing Lender shall issue Letters of Credit if at all, pursuant to separate contractual arrangements with and solely for the benefit of, the L/C Lender and any duties, obligations or liabilities of the Issuing Lender shall be only those set forth in such separate contractual arrangements).
          3.13. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the L/C Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the L/C Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to causing the Issuing Lender to determine that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
          3.14. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.
          3.15. Increase in Term Commitments. (a) With the consent of the Administrative Agent, the Borrower from time to time may, by written notice to the Administrative Agent, request Incremental Term Commitments in an amount not to exceed the Incremental Term Amount from Lenders or other Persons approved by the Administrative Agent willing to provide such Incremental Term

Commitments. No Agent or Lender shall be obligated to deliver or fund any Incremental Term Commitment except as expressly agreed to in writing by any such Person in an Incremental Term Assumption Agreement. The notice shall set forth (i) the amount of the Incremental Term Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or equal to the remaining Incremental Term Amount), (ii) the date on which such Incremental Term Commitments are requested to become effective and (iii) that such Incremental Term Commitments will provide for an additional funding of Term Loans on such date on the terms and conditions set forth herein applicable to the Term Loans.
               (b) Concurrently with such request, the Borrower shall deliver to the Administrative Agent an Incremental Term Assumption Agreement executed and delivered by the Loan Parties and proposed Incremental Term Lenders and such other documentation relating thereto as the Administrative Agent may reasonably request. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Assumption Agreement. Upon the effectiveness of any Incremental Term Assumption Agreement, this Agreement shall be amended to the extent necessary in the judgment of the Administrative Agent to reflect the existence and terms of the Incremental Term Commitments thereunder. Such amendment shall become effective when executed and delivered by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and need not be executed, delivered or consented to by any other Agent or Lender. Upon the funding of Term Loans under an Incremental Term Commitment, such Loans shall constitute Term Loans for all purposes under this Agreement and the other Loan Documents.
               (c) No Incremental Term Assumption Agreement shall become effective unless (i) the Administrative Agent has approved such Incremental Term Assumption Agreement, (ii) the Administrative Agent has received a certificate executed by a Responsible Officer of the Borrowers to the effect that (A) the conditions set forth in Sections 6.2(a) and 6.2(b) are satisfied on the date of the Incremental Term Assumption Agreement and the proposed effective date and (B) Holdings would have been in compliance with Sections 8.1(a) and 8.1(b) as of the last day of the most recent fiscal quarter of Holdings for which financial statements have then been delivered, after giving effect on a pro forma basis to the Incremental Term Commitments provided by such Incremental Term Assumption Agreement and the funding of all loans committed thereunder and application of the proceeds thereof, all as if funded and applied on the first day of the 12-month period then ended, and (iii) the Administrative Agent has received such amendments to the Security Documents, additional Security Documents, legal opinions, board resolutions, certificates and documentation as required by such Incremental Term Assumption Agreement or reasonably requested by the Administrative Agent.
               (d) The Administrative Agent may reset Interest Periods for outstanding Eurodollar Tranches and take other such action as it may deem appropriate to cause all additional Term Loans funded under Incremental Term Commitments to be included, when funded, on a pro rata basis in each outstanding Borrowing of Term Loans, and the Borrower agrees that Section 4.11 shall apply to any conversion of Eurodollar Loans to Base Rate Loans or other reset of Interest Periods required by the Administrative Agent to effect the foregoing.
               (e) If, taking into consideration all upfront fees and other compensation paid or payable by the Borrower or its Affiliates to any Incremental Term Lender to obtain its Incremental Term Commitment, the effective yield of any Incremental Term Loans, based on an assumed four-year average life to maturity (the “Incremental Term Loan Yield”), is more than 0.25% per annum greater than the yield of the other Term Loans then outstanding, determined solely on the basis of the interest rates applicable thereto under this Agreement (the “Outstanding Term Loan Yield”), then on the date of funding of such Incremental Term Loans the Borrower shall pay to the Administrative Agent, for account of each Term Lender holding Term Loans then outstanding, a fee in an amount sufficient to cause the Outstanding Term Loan Yield, when increased by the amount of such fee, to be 0.25% per annum less than the Incremental Term Loan Yield.
SECTION 4. GENERAL PROVISIONS APPLICABLE
TO LOANS AND LETTERS OF CREDIT
          4.1. Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 1:00 p.m., New York City time, three Business Days prior thereto in the case of Eurodollar Loans and no later than 1:00 p.m., New York City time, one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (provided, that a notice of prepayment of all outstanding Loans may state that such notice is conditioned upon the effectiveness of other credit facilities or other financing, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied), together with (except in the case of Revolving Loans that are Base Rate Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $500,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.
          4.2. Mandatory Prepayments and Commitment Reductions. (a) If at any time after the Original Closing Date any Group Member other than Holdings receives any Net Cash Proceeds from the incurrence of any Indebtedness other than Excluded Indebtedness, the Borrower shall prepay the Term Loans on the date of such receipt in an amount equal to the lesser of 100% of such Net Cash Proceeds (excluding Net Cash Proceeds received from the incurrence of any such Indebtedness to the extent used within 90 days thereafter to finance a Permitted Acquisition or to acquire or repair fixed or capital assets useful in its business) and the amount of the outstanding Term Loans.
               (b) If at any time after the Original Closing Date Holdings or any Parent receives any Net Cash Proceeds from the issuance and sale of any Capital Stock or any equity contribution (excluding (i) proceeds from Capital Stock of Holdings or any Parent issued to employees or directors of any Parent, Holdings, the Borrower or any of the Borrower’s Subsidiaries pursuant to employee benefit plans, employment arrangements or director arrangements, (ii) any capital contribution to the extent made by Holdings or another Subsidiary of Holdings (it being understood and agreed that in no event shall this clause (ii) exclude any proceeds received by Holdings from any capital contribution to it or any issuance of its equity), (iii) proceeds received from the equity financing referred to in paragraph 5 of the Closing Certificate of the Borrower, (iv) proceeds received by Holdings or any Parent after the Original Closing Date from issuances of its equity to, or contributions received from, any Parent or any Permitted Investors or Permitted Transferees and (v) proceeds received by Holdings or any Parent after the Original Closing Date from issuances of its equity or contributions to the extent used within 90 days thereafter to finance a Permitted Acquisition), the Borrower shall prepay the Term Loans within 90 days after the date of such receipt in an amount equal to the lesser of 50% of such Net Cash Proceeds and the amount of the outstanding Term Loans.

               (c) If at any time after the Original Closing Date any Group Member receives any Net Cash Proceeds from any Asset Sale or Recovery Event in an amount exceeding $2,500,000 in any fiscal year, then, unless a Reinvestment Notice shall be delivered in respect thereof, the Borrower shall prepay the Term Loans on the third Business Day following the date of such receipt in an amount equal to the lesser of 100% of such Net Cash Proceeds to the extent exceeding $2,500,000 in any fiscal year and the amount of the outstanding Term Loans. If a Reinvestment Notice has been delivered in respect of any Asset Sale or Recovery Event, then on each Reinvestment Prepayment Date relating thereto, the Borrower shall prepay the Term Loans in an amount equal to the lesser of the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event and the amount of the outstanding Term Loans.
               (d) If, for any fiscal year of the Borrower commencing with the fiscal year ending on or about December 31, 2007, there is any Excess Cash Flow, the Borrower shall prepay the Term Loans in an amount equal to the lesser of the ECF Percentage of such Excess Cash Flow on or before the 105th day following the end of such fiscal year and the amount of the outstanding Term Loans.
               (e) Mandatory prepayments of Term Loans shall be applied first to Base Rate Loans and then to Eurodollar Loans and shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. Each such prepayment shall be credited ratably to the remaining installments.
          4.3. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 noon, New York City time, on the Business Day preceding the proposed conversion date, provided, that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 p.m., New York City time, on the second Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefore), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. If the Borrower requests a conversion to Eurodollar Loans in any such notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
               (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided, that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. So long as no Event of Default has occurred and is continuing, if the Borrower requests a continuation of Eurodollar Loans in any such notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          4.4. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $500,000 or a whole multiple of $250,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.
          4.5. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.
               (b) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Margin.
               (c) (i) If any portion of the principal of any Loan or Reimbursement Obligation is not paid when due (whether at the stated maturity, by acceleration or otherwise), such portion of such principal shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to Section 4.5(a) or 4.5(b) plus 2% per annum or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Facility plus 2% per annum and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder is not paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% per annum (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Facility plus 2% per annum), in each case, with respect to both clause (i) and clause (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).
               (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
          4.6. Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate. Interest shall accrue on each Loan for each day on which it is made or outstanding, except the day on which it is repaid unless it is repaid on the same day that it was made.
               (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the

Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.5(a).
          4.7. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
          (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
          (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans (provided, that the Borrower may rescind such request promptly after receipt of such notice), (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.
          4.8. Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be of the relevant Lenders..
               (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of Term Loans, pro rata based upon the then remaining principal amount thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.
               (c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.
               (d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
               (e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.
               (f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
          4.9. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, or compliance by any Lender with any request or directive whether or not having the force of law from any central bank or other Governmental Authority made subsequent to the date such Lender becomes a party hereto:
     (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for (A) changes in the rate of net income taxes, capital taxes, branch taxes, franchise taxes (imposed in lieu of income taxes) and net worth taxes (imposed in lieu of income taxes) and (B) Non-Excluded Taxes, provided that this provision shall not affect any obligation of the Borrower under Section 4.10);

     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or
     (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its written demand (accompanied by a certificate of the type described in clause (c) below), any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
               (b) If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy whether or not having the force of law from any Governmental Authority made subsequent to the date such Lender becomes a party hereto shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request (accompanied by a certificate of the type described in clause (c) below) therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
               (c) A certificate as to any additional amounts payable pursuant to this Section 4.9 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 4.9, the Borrower shall not be required to compensate a Lender pursuant to this Section 4.9 for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 4.9 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          4.10. Taxes. (a) Except to the extent required under applicable law, all payments made under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, capital taxes, branch taxes, franchise taxes (imposed in lieu of net income taxes) and net worth taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender or its applicable lending office or any branch, as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder (or are required to be withheld or paid by such Agent or Lender) subject to Subsection 4.10(i), the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender or Agent with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s or Agent’s failure to comply with the requirements of paragraph (d) or (e) of this Section 4.10 or (ii) that are United States withholding taxes imposed on amounts payable to such Lender or Agent at the time such Lender or Agent becomes a party to this Agreement, except to the extent that such Lender’s or Agent’s assignor (if any) was entitled, at the time of assignment to receive additional amounts from the Borrower with respect to the Non-Excluded Taxes pursuant to this paragraph (a).
               (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
               (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.
               (d) Each Lender or Agent (or Transferee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8IMY and/or Form W-8BEN (claiming benefits of an applicable tax treaty) or Form W-8ECI, as applicable (or successor form) or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver. Each Lender or Agent that is not a Non-U.S. Lender shall furnish an accurate and complete U.S. Internal Revenue Service Form W-9 (or successor form) establishing that such Lender or Agent is not subject to U.S. backup withholding, and to the extent it may lawfully do so at such times, provide a new Form W-9 (or successor form) upon the expiration or obsolescence of any previously delivered form.
               (e) A Lender or Agent that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and as reasonably requested in writing by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, to the extent that such Lender or Agent is legally entitled to complete, execute and deliver such documentation and in such Lender’s or Agent’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.
               (f) If any Lender or Agent determines, in its reasonable discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.10, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.10 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
               (g) The agreements in this Section 4.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
               (h) [Reserved].
               (i) If a Lender or Agent changes its applicable lending office or assigns its rights or sells participations therein and the effect of the change, assignment or participation, as of the date of the change, would be to cause the Borrower to become obligated to pay any additional amount under Section 4.9(a)(i) or 4.10, the Borrower shall not be obligated to pay such additional amount in excess of amounts the Borrower was obligated to pay prior to such change, assignment or participation.
          4.11. Indemnity. The Borrower agrees to indemnify each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation and the calculation of the amount of such compensation), for all losses, expenses and liabilities (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 4.11 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          4.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9, 4.10(a) or 4.15 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.9, 4.10(a) or 4.15.
          4.13. Replacement of Lenders. The Borrower may replace, with a replacement financial lender reasonably satisfactory to the Administrative Agent, any Lender that (a) requests payment of any amounts payable under Section 4.9, 4.10(a) or 4.15, (b) defaults in its obligation to make Loans hereunder, or (c) declines to deliver any required consent to a waiver or modification of any provision of the Loan Documents that has been consented by the Borrower, Administrative Agent, Required Lenders and, if otherwise required, Majority Facility Lenders, but only if (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default has occurred and is continuing at the time of such replacement, (iii) prior to any such replacement, such Lender has taken no action under Section 4.12 so as to eliminate the demand or condition giving rise to the Borrower’s replacement right, (iv) the replacement lender purchases, at par, all Loans and other amounts owing to the replaced Lender on or prior to the date of replacement and assumes all obligations of the replaced Lender under the Loan Documents in accordance with Section 11.6 (except that the Borrower shall pay the registration and processing fee referred to therein), (v) the Borrower compensates the replaced Lender under Section 4.11 if any Eurodollar Loan outstanding to the replaced Lender is purchased other than on the last day of the Interest Period relating thereto and (vi) the Borrower shall pay the replaced Lender all amounts payable under Section 4.9 or 4.10(a). Notwithstanding the foregoing, all rights and claims of the Borrower, Administrative Agent and Lenders against any replaced Lender that has defaulted in its obligation to make Loans hereunder shall be in all respects reserved and unaffected by the replacement of such Lender.
          4.14. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
               (b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
               (c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded, but the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
               (d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans, Revolving Credit Loans or Swingline Loans, as the case may be, of such Lender, substantially in the forms of Exhibit H-1, H-2 or H-3, respectively, with appropriate insertions as to date and principal amount.
          4.15. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.
SECTION 5. REPRESENTATIONS AND WARRANTIES
          To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to each Agent and each Lender that, unless otherwise specified, on and as of the First Amendment Effective Date and on and as of each date as required by Section 6.2(b):
          5.1. Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at on or about December 31, 2004 (including the notes thereto) (the “Original Closing Date Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender party hereto as of the Original Closing Date, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Acquisition, (ii) the Loans to be made and the Senior Unsecured Notes to be issued on or before the Original Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The unaudited pro forma consolidated balance sheet of Holdings and its consolidated subsidiaries as at December 31, 2005 (including the notes thereto) (the “First Amendment Effective Date Pro Forma Balance Sheet”), copies of which have been have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Ohio Acquisition, (ii) the Loans to be made on the First Amendment Effective Date and (iii) the payment of fees and expenses in connection with the foregoing. The Original Closing Date Pro Forma Balance Sheet and the First Amendment Effective Date Pro Forma Balance Sheet have each been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at on or about December 31, 2004 and December 31, 2005, respectively, assuming that the events specified in the preceding sentence had actually occurred at such date (except in each case for the effects of fair value adjustments to the acquired tangible and intangible assets and liabilities required by purchase accounting principles).
               (b) The audited consolidated balance sheets of the Borrower and its Subsidiaries as at on or about December 31, 2005, on or about December 31, 2004 and on or about December 31, 2003 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from KPMG LLC, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such dates and their consolidated results of operations and consolidated cash flows for the fiscal years then ended. All such financial statements, including the related schedules and notes (if any) thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). As of the First Amendment Effective Date, no Group Member has any material Guarantee Obligations, contingent liabilities or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph other than as contemplated by the Loan Documents and Related Agreements. During the period from on or about December 31, 2004 to and including the Original Closing Date there was no Disposition by the Borrower or any of its then existing Subsidiaries of any material part of its business or property other than the Acquisition.
          5.2. No Change. Since the date of the audited consolidated balance sheets of the Borrower and its Subsidiaries as at on or about December 31, 2004, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.
          5.3. Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the organizational power and authority, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent the failure to be so qualified would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law and Organizational Documents, except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          5.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents and the Related Agreements to which it is a party and, in the case of the Borrower, to obtain extensions of credit under this Agreement. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents and Related Agreements to which it is a party and, in the case of the Borrower, to authorize the extensions of credit under this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisition, the extensions of credit hereunder or the execution, delivery, performance, validity or enforceability of the Loan Documents or Related Agreements except (i) consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect except as specifically described in Schedule 5.4 and (ii) the filings referred to in Section 5.19. Each Loan Document and Related Agreement has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, each other Loan Document upon execution will constitute, and each Related Agreement constitutes, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          5.5. No Legal Bar. The execution, delivery and performance of the Loan Documents and, the issuance of Letters of Credit and the borrowings hereunder do not and will not violate in any material respect any Requirement of Law, Organizational Documents or any material Contractual Obligation of any Loan Party or result in or require the creation or imposition of any Lien on any property or revenues of any Loan Party in any material respect pursuant to any Requirement of Law, Organizational Documents or material Contractual Obligation (other than the Liens created by the Security Documents). The execution, delivery and performance of the Related Agreements and the use of the proceeds thereof do not and will not violate any Requirement of Law, Organizational Documents or any Contractual Obligation of any Loan Party or result in or require the creation or imposition of any Lien on any property or revenues of any Loan Party pursuant to any Requirement of Law Organizational Documents or Contractual Obligation (other than the Liens created by the Security Documents) except, as in each case, has not had and would not reasonably be expected to have a Material Adverse Effect. No Group Member is subject to any Requirement of Law, Organizational Documents or Contractual Obligation that has had or would reasonably be expected to have a Material Adverse Effect.
          5.6. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.
          5.7. No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          5.8. Ownership of Property; Liens. Each Loan Party has good and indefeasible title to the Mortgaged Properties, and to the knowledge of Holdings or the Borrower, has good and valid title to, or a valid leasehold interest in, all its other material property and none of such property is subject to any Lien except Permitted Liens.
          5.9. Intellectual Property. Except as set forth in Schedule 5.9, each Group Member owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted. Except as, in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (a) no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim and (b) the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.
          5.10. Taxes. Each Group Member has filed or caused to be filed all Federal and state income and other material tax returns that are required to be filed and has paid all material taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings (if any) and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed, and, to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any material tax, fee or other charge. No Group Member intends to treat the Loan, the Acquisition, or any other transaction contemplated hereby as being as “reportable transaction” (within the meaning of Treasury Regulation section 1.6011-4).
          5.11. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
          5.12. Labor Matters. Except as, in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.
          5.13. ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan for which any Group Member or Commonly Controlled Entity has a material unpaid liability, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. No Group Member or Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a material liability under ERISA, and no Group Member or Commonly Controlled Entity would become subject to any material liability under ERISA if any Group Member or Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. No Group Member has any liability with respect to any employee benefit plan that is not subject to the laws of the United States or a political subdivision thereof that would reasonably be expected to result in a Material Adverse Effect.
          5.14. Investment Company Act; Other Regulations. No Group Member is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law or restriction under its Organizational Documents (other than Regulation X of the

Board) that limits its ability to incur Indebtedness under this Agreement or the Senior Unsecured Indenture.
          5.15. Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Original Closing Date, (a) Schedule 5.15 sets forth the name and jurisdiction of organization of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Group Member and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees, former employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Group Member other than Holdings, except as created by the Loan Documents.
          5.16. Use of Proceeds. The proceeds of the Term Loans and any Revolving Loans funded on the Original Closing Date were used to refinance existing Indebtedness of the Borrower and its Subsidiaries, to finance a portion of the merger consideration for the Merger and pay related fees and expenses. Letters of Credit and the proceeds of Revolving Loans made after the Original Closing Date and Swingline Loans shall be used only for working capital, Permitted Acquisitions and other general corporate purposes. The Borrower shall use the proceeds of any Additional Term Loans solely for Permitted Acquisitions and the repayment of outstanding Revolving Loans or those Existing Loans not subject to a Conversion Notice.
          5.17. Environmental Matters. Except as, in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:
               (a) Except as listed on Schedule 5.17, the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain any Materials of Environmental Concern or contamination in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;
               (b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or any Group Member’s operation of any of the Properties or the business operated by any Group Member (the “Business”), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;
               (c) the Group Members (i) hold all Environmental Permits (each of which is in full force and effect) required for the conduct of the business; and (ii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits;
               (d) the Group Members have complied with all current requirements of Environmental Law and, to the knowledge of Holdings or the Borrower, compliance by each Group Member with all reasonably likely future requirements arising from either (i) existing Environmental Laws or (ii) formally proposed environmental regulations that have not yet been finally promulgated will be timely attained and maintained, as applicable, without material expense;
               (e) Except as listed on Schedule 5.17, Materials of Environmental Concern have not been transported or disposed of by or on behalf of any Group Member from the Properties in violation of, or in a manner or to a location that would give rise to liability under, any Environmental Law, nor during any Group Member’s ownership or operation of either the Properties or any formerly owned, leased or operated facilities or properties (“Former Properties”) have any Materials of

Environmental Concern been generated, treated, stored or disposed of, released or threatened to be released at, on or under any of the Properties or Former Properties or otherwise in connection with the Business in violation of Environmental Law, or in a manner that could give rise to liability under, any applicable Environmental Law;
               (f) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business; and
               (g) no Group Member has assumed any liability of any other Person under Environmental Laws.
          5.18. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other material document, certificate or statement furnished by or on behalf of any Group Member to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the Original Closing Date), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the Original Closing Date, to the best knowledge of the Borrower, the representations and warranties contained in the Acquisition Documentation are true and correct in all material respects (except those representations and warranties that refer solely to an earlier date, which representations and warranties shall be true and correct as of such earlier date). There is no fact known to any Loan Party that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents, taken as a whole.
          5.19. Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds and products thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, to the extent provided therein, when financing statements, other filings specified on Schedule 4 to the Guarantee and Collateral Agreement in appropriate form are filed in the offices specified on Schedule 4 to the Guarantee and Collateral Agreement and the other actions described in Section 4.3 of the Guarantee and Collateral Agreement are completed, the Guarantee and Collateral Agreement shall be effective to create a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the

Obligations (as defined in the Guarantee and Collateral Agreement), in each case (to the extent provided therein) prior and superior in right to any other Person (except for Permitted Liens);
               (b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds and products thereof, and when the Mortgages are filed in the offices specified therein, each such Mortgage shall constitute, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, (to the extent provided therein) a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case (except as expressly set forth therein) prior and superior in right to any other Person (except for Permitted Liens). Schedule 1.1 lists, as of the Original Closing Date, each parcel of owned real property located in the United States and held by the Borrower or any of its then existing Subsidiaries that has a value, in the opinion of the Borrower, in excess of $1,500,000.
               (c) When delivered and at all times thereafter, each Intellectual Property Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Intellectual Property Collateral described therein and the proceeds and products thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally. Upon the filing of (i) each Intellectual Property Security Agreement in the appropriate indexes of the United States Patent and Trademark Office (the “PTO”) relative to United States patents and United States trademarks, and the United States Copyright Office relative to United States copyrights, if any, and the taking of appropriate actions with respect to Intellectual Property which is the subject of a registration or application outside the United States under applicable local laws, together with provision for payment of all requisite fees, and (ii) financing statements in appropriate form for filing in the offices specified on Schedule 4 of the Guarantee and Collateral Agreement, each Intellectual Property Security Agreement shall constitute (to the extent provided in the Guarantee and Collateral Agreement) a perfected Lien on, and security interests in, all right, title and interest of the Loan Parties in such Intellectual Property Collateral and the proceeds and products thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case (except as expressly set forth therein) prior and superior in right to any other Person (except for Permitted Liens); provided that subsequent filings in the PTO and United States Copyright Office and actions under foreign law may be necessary with respect to registrations for Intellectual Property acquired by any Loan Party after the date hereof.
          5.20. Solvency. Each Group Member is, and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.
          5.21. [Reserved].
          5.22. Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in respect of which the procurement of flood insurance is required by any Requirement of Law, unless such flood insurance has been obtained and is in full force and effect.

          5.23. Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Related Agreements, including any amendments, supplements or modifications with respect to any such Related Agreements.
SECTION 6. CONDITIONS PRECEDENT
          6.1. Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it under the Original Credit Agreement was subject to the satisfaction, prior to the making of such extension of credit on the Original Closing Date, of the conditions precedent set forth in Section 6.1 of the Original Credit Agreement, which conditions were satisfied on the Original Closing Date or were otherwise addressed in a manner acceptable to Administrative Agent and the Lenders at such time.
          6.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:
               (a) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
               (b) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent that such representations and warranties refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.
Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.
          6.3. Conditions to the Extensions of Credit on the First Amendment Effective Date. The agreement of each Additional Term Lender to make extensions of credit requested to be made by it on the First Amendment Effective Date is subject to the satisfaction, prior to or substantially concurrently with the making of such extension of credit on the First Amendment Effective Date, of the following conditions precedent:
               (a) Credit Agreement; Security Documents. The Lead Arrangers shall have received (i) this Agreement, or, in the case of the Lenders, this Agreement or an Addendum, executed and delivered by each Agent, Holdings, the Borrower and each Person identified herein as a Lender signatory hereto, (ii) an Assumption Agreement (in the form attached as Annex 1 to the Guarantee and Collateral Agreement), executed and delivered by Auto Disposal Systems, Inc. and its Subsidiaries to the extent required by the Guarantee and Collateral Agreement and (iii) an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.
               (b) Conversion Notices; Funding of Additional Term Loans. (i) The Lead Arrangers shall have received by telefax or other facsimile, counterparts of executed Conversion Notices from Term Lenders and/or Addendums with Additional Term Loan Commitments in an aggregate amount equal (in any combination) to $230,000,000, (ii) the funding of the Additional Term Loans committed to be funded on the First Amendment Effective Date under each such Additional Term Loan Commitment shall have occurred, (iii) the Borrower shall have delivered to the Lead Arrangers irrevocable notice of the voluntary prepayment of all Existing Term Loans not subject to a Conversion Notice and irrevocable instruction to disburse such funding to the prepayment of such non-converting Existing Term Loans, and (iv) the Borrower shall have paid all unpaid interest accrued on Existing Term Loans (whether or not converted to Converted Term Loans) to the date on which the foregoing conditions are satisfied and all additional amounts that would have been payable under Section 4.11 if all Existing Term Loans (whether or not converted) had been paid in full on such date.
               (c) Closing Certificate of the Borrower. The Lead Arrangers shall have received (i) a certificate executed on behalf of the Borrower by a Responsible Officer of the Borrower dated the First Amendment Effective Date, substantially in the form of Exhibit K with appropriate insertions and attachments including the certificate or articles of incorporation of the Borrower certified by the relevant authority of the jurisdiction of organization of the Borrower and (ii) a long form good standing certificate for the Borrower from its jurisdiction of organization.
               (d) First Amendment Effective Date Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received the First Amendment Effective Date Pro Forma Balance Sheet.
               (e) Fees. The Lead Arrangers shall have received confirmation reasonably satisfactory to them that all fees required to be paid and all invoiced expense reimbursements payable by any Group Member for account of any of the Agents or Lenders on or before the First Amendment Effective Date will be paid concurrently with the effectiveness of this Agreement.
               (f) Closing Certificate of the Guarantors, Certificate of Incorporation; Good Standing. The Lead Arrangers shall have received (i) a certificate of each Guarantor, dated the First Amendment Effective Date, substantially in the form of Exhibit C, with appropriate insertions and attachments including the certificate of incorporation or formation of each Guarantor certified by the relevant authority of the jurisdiction of organization of such Guarantor and (ii) a long form good standing certificate for each Guarantor from its jurisdiction of organization.
               (g) Legal Opinions. The Lead Arrangers shall have received the executed legal opinion of Katten Muchin Rosenman LLP counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-2, and the executed legal opinion of Buechner, Haffer, O’Connell, Meyers, Healey & Koenig Co., C.P.A., substantially in the form of Exhibit F-3.
               (h) Pledged Stock; Stock Powers; Pledged Notes. The Lead Arrangers shall have received (i) certificates representing the shares of Capital Stock listed on Schedule 6.3(g) hereof, together with an undated stock power or equivalent for each such certificate executed in blank by the pledgor thereof and (ii) each promissory note (if any) listed on Schedule 6.3(g) hereof endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
               (i) Solvency Certificate. The Lead Arrangers shall have received and shall be reasonably satisfied with a solvency certificate of the chief financial officer of Holdings substantially in the form of Exhibit J, which shall document the solvency of the Loan Parties as of the First Amendment Effective Date after giving effect to the Ohio Acquisition and other transactions contemplated hereby.

               (j) Insurance. The Lead Arrangers shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement.
               (k) Miscellaneous. The Lead Arrangers shall have received such other documents, agreements, certificates and information as the Lead Arrangers or the Required Lenders may reasonably request.
SECTION 7. AFFIRMATIVE COVENANTS
          Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:
          7.1. Financial Statements. Furnish to the Administrative Agent and each Lender:
               (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year and the current year budget, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLC or other independent certified public accountants of nationally recognized standing; and
               (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower , the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year and the current year budget, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).
Notwithstanding the foregoing such financial statements may be delivered in the form and with the accompanying certifications required by applicable Requirements of Law for filing Forms 10-K and Forms 10-Q with the SEC.
          7.2. Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (g), to the relevant Lender):
               (a) concurrently with the delivery of any financial statements pursuant to Section 7.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Group Member during such period has observed in all material respects or performed all of the covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, in each case except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a

Compliance Certificate containing all information and calculations reasonably necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and, if applicable, for determining the Applicable Margins and Commitment Fee Rate, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and, concurrently with the delivery of any financial statements pursuant to Section 7.1(a) only, a listing of any registered or applied-for material Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Original Closing Date);
               (b) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect, it being recognized by the Lenders that the projection and pro forma financial information contained in the material referenced above is based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made and that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount;
               (c) if the Borrower is not then a reporting company under the Securities Exchange Act of 1934, as amended, within 45 days after the end of each fiscal quarter of the Borrower (90 days, in the case of the fourth fiscal quarter of any Fiscal Year), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;
               (d) no later than five Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Unsecured Note Indenture or the Acquisition Documentation;
               (e) within five Business Days after the same are sent, copies of all financial statements and reports that Holdings, any Parent or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five Business Days after the same are filed, copies of all financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC;
               (f) as soon as possible and in any event within 10 days of obtaining knowledge thereof: (i) notice of any development, event, or condition that, individually or in the aggregate with other developments, events or conditions that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect or liability in excess of the Material Environmental Amount, provided that, to the extent any such development, event, etc., is required by law to be reported to any Governmental Agency within a specific deadline which is longer than ten days, notice thereof to the Administrative Agent within such deadline shall be deemed timely pursuant to this Subsection 7.2(g); and (ii) any notice that any Governmental Authority may deny any application for an

Environmental Permit sought by, or materially modify, revoke or refuse to renew any Environmental Permit or any other material Permit held by any Group Member or condition approval of any such material Permit on terms and conditions that are materially burdensome to any such Person, or to the operation of any of its businesses (both before and after giving effect to the Acquisition) or any property owned by such Person, in each case that would reasonably be expected to result in a Material Adverse Effect or liability in excess of the Material Environmental Amount; and
               (g) promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.
          7.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or where failure to pay, discharge or otherwise satisfy such material obligations, in the aggregate, has not had and would not reasonably be expected to result in a Material Adverse Effect.
          7.4. Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary to conduct its business, except, in each case, as otherwise permitted by Section 8.4 and except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          7.5. Maintenance of Property; Insurance. (a) Keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with reputable insurance companies insurance on all its property in at least such amounts and against such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
          7.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit, upon reasonable prior notice, any persons designated by the Administrative Agent, or upon the occurrence and during the continuance of an Event of Default, any Lender, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at such reasonable times and upon reasonable intervals and to discuss the business, operations, properties and financial and other condition of the Group Members with officers of the Group Members and with their independent certified public accountants at such reasonable times and upon reasonable intervals, in each case as any Administrative Agent or, upon the occurrence of and during the continuance of an Event of Default, any Lender may reasonably request.
          7.7. Notices. Promptly upon any Responsible Officer of any Group Member acquiring knowledge thereof, give notice to the Administrative Agent and each Lender of the following:
               (a) the occurrence of any Default or Event of Default;

               (b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;
               (c) any litigation or proceeding affecting any Group Member (i) which, if determined adversely to such Group Member (after taking into account any available insurance coverage), would have or would reasonably be expected to have a Material Adverse Effect, (ii) in which injunctive or other temporary or specific relief is sought which, if granted, would reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;
               (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, the incurrence of an “accumulated funding deficiency” (as defined in Section 302 of ERISA) (whether or not waived) with respect to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and
               (e) any development or event that has had or would reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action, if any, the relevant Group Member proposes to take with respect thereto.
          7.8. Environmental Laws. (a) Comply in all material respects with, and make all commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and Environmental Permits, and obtain and comply in all material respects with and maintain, and make all commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, in each case except for any such non-compliance or failure to obtain, individually or in the aggregate, would not be expected to result in a Material Adverse Effect.
               (b) Unless being contested in good faith, conduct and complete in all material respects all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws; provided that compliance within deadlines set by such orders or authorities shall be deemed to be prompt.
          7.9. Interest Rate Protection. In the case of the Borrower, within 60 days after the First Amendment Effective Date, enter into, and thereafter maintain, Hedge Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of the Senior Unsecured Notes and the Term Loans is subject to either a fixed interest rate or interest rate protection for a period of not less than two years, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

          7.10. Additional Collateral, etc. (a) With respect to any owned property acquired after the Original Closing Date by the Borrower or any Subsidiary Guarantor as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien (except as expressly set forth in the applicable Security Document), promptly (or within such period of time as reasonably consented to by the Administrative Agent) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a (except as expressly set forth in the applicable Security Document) perfected security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.
               (b) With respect to any fee simple interest in any real property having a value of at least $1,500,000 acquired after the Original Closing Date by the Borrower or any Subsidiary Guarantor promptly (or within such period of time as reasonably consented to by the Administrative Agent) (i) execute, acknowledge and deliver a Mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties, in an amount no greater than 125% of the purchase price if the property is located in a state with mortgage recording tax covering such real property, (ii) if requested by the Administrative Agent, provide the Secured Parties with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
               (c) With respect to any new Subsidiary (other than a Foreign Subsidiary) created or acquired after the Original Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be a Foreign Subsidiary), promptly (or within such period of time as reasonably consented to by the Administrative Agent) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers or equivalents, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions reasonably necessary or reasonably advisable to grant to the Administrative Agent for the benefit of the Secured Parties a (to the extent provided in the Guarantee and Collateral Agreement) perfected security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

               (d) The Borrower will not issue or sell any of its Capital Stock (i) to any Person other than Holdings, (ii) unless such Capital Stock is issued subject to the security interest granted by the Guarantee and Collateral Agreement or (iii) in any form except as a certificated security delivered at or substantially concurrent with issuance to the Administrative Agent and pledged pursuant to the Guarantee and Collateral Agreement.
               (e) With respect to any new Foreign Subsidiary created or acquired after the Original Closing Date by any Group Member (other than by any Group Member that is a Foreign Subsidiary), promptly (i) (or within such period of time as reasonably consented to by the Administrative Agent) execute and deliver to the Administrative Agent such amendments or supplements to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a (except as expressly set forth in the Guarantee and Collateral Agreement) perfected security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers or equivalents, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, as the case may be, and take such other action as may be reasonably necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          7.11. Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in Section 5.16.
          7.12. [Reserved].
          7.13. Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will, if reasonably requested by the Administrative Agent, use commercially reasonable efforts to execute and deliver, or to cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.
          7.14. Post-Closing Delivery. (a) Within ninety (90) days after the First Amendment Effective Date, deliver to the Administrative Agent, audited financials with respect to each business to be acquired pursuant to the Ohio Acquisition.
               (b) Within fourteen (14) days after the First Amendment Effective Date, deliver to the Collateral Agent, (i) executed modifications to each of the existing Mortgages delivered pursuant to the Original Credit Agreement in recordable form in each applicable jurisdiction and otherwise in form and substance reasonably satisfactory to the Collateral Agent and (ii) current, date down endorsements in respect of each of the mortgage title insurance policies delivered pursuant to Section 7.12 of the Original Credit Agreement in form and substance reasonably satisfactory to the Collateral Agent, together with evidence of payment of all title premiums, recording tax, recording fees and related expenses.
SECTION 8. NEGATIVE COVENANTS
          Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
          8.1. Financial Condition Covenants. (a) Maximum Leverage Ratio. Permit the Consolidated Leverage Ratio, as of any date set forth below, to exceed the amount set forth opposite such date below:

Last Day of Fiscal Quarter	Maximum Consolidated
Ending On or About	Leverage Ratio
September 30, 2006	6.25 to 1.00
December 31, 2006	6.25 to 1.00
March 31, 2007	6.00 to 1.00
June 30, 2007	5.75 to 1.00
September 30, 2007	5.75 to 1.00
December 31, 2007	5.50 to 1.00
March 31, 2008	5.50 to 1.00
June 30, 2008	5.50 to 1.00
September 30, 2008	5.50 to 1.00
December 31, 2008	5.00 to 1.00
March 31, 2009	5.00 to 1.00
June 30, 2009	5.00 to 1.00
September 30, 2009	5.00 to 1.00
December 31, 2009	4.50 to 1.00
March 31, 2010	4.50 to 1.00
June 30, 2010	4.50 to 1.00
September 30, 2010	4.50 to 1.00
December 31, 2010	4.00 to 1.00
March 31, 2011	4.00 to 1.00
June 30, 2011	4.00 to 1.00
September 30, 2011	4.00 to 1.00
December 31, 2011	3.75 to 1.00
March 31, 2012	3.75 to 1.00
               (b) Minimum Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending on any date set forth below to be less than the ratio set forth below opposite such date below (provided that, for purposes of calculating Consolidated Interest Coverage Ratio for each of the periods ended September 30, 2006, December 31, 2006 and March 31, 2007, Consolidated Interest Expense shall be deemed to equal

Consolidated Interest Expense for each full fiscal quarter commencing after the First Amendment Effective Date multiplied by 4, 2 and 4/3, respectively):

Last Day of Fiscal Quarter	Maximum Consolidated
Ending On or About	Leverage Ratio
September 30, 2006	1.75 to 1.00
December 31, 2006	1.75 to 1.00
March 31, 2007	1.75 to 1.00
June 30, 2007	1.75 to 1.00
September 30, 2007	1.75 to 1.00
December 31, 2007	1.75 to 1.00
March 31, 2008	1.75 to 1.00
June 30, 2008	1.75 to 1.00
September 30, 2008	1.75 to 1.00
December 31, 2008	2.00 to 1.00
March 31, 2009	2.00 to 1.00
June 30, 2009	2.00 to 1.00
September 30, 2009	2.00 to 1.00
December 31, 2009	2.25 to 1.00
March 31, 2010	2.25 to 1.00
June 30, 2010	2.25 to 1.00
September 30, 2010	2.25 to 1.00
December 31, 2010	2.50 to 1.00
March 31, 2011	2.50 to 1.00
June 30, 2011	2.50 to 1.00
September 30, 2011	2.50 to 1.00
December 31, 2011	2.75 to 1.00
March 31, 2012	2.75 to 1.00
          8.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
               (a) Indebtedness of any Loan Party pursuant to any Loan Document;
               (b) Indebtedness (i) of the Borrower to any Subsidiary, (ii) of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary, (iii) of any Foreign Subsidiary to any Foreign Subsidiary and (iv) subject to Section 8.8(k), of any Foreign Subsidiary to the Borrower or any Wholly Owned Subsidiary Guarantor;
               (c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower, any Wholly Owned Subsidiary Guarantor and, subject to Section 8.8(k), of any Foreign Subsidiary; and Guarantee Obligations incurred by any Foreign Subsidiary of obligations of any other Foreign Subsidiary;
               (d) Indebtedness of the Borrower and its Subsidiaries outstanding on the First Amendment Effective Date and listed on Schedule 8.2(d);
               (e) Indebtedness (including Capital Lease Obligations) secured by Liens permitted by Section 8.3(g) in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;

               (f) Indebtedness of the Borrower in respect of the Senior Unsecured Notes in an aggregate principal amount not to exceed $200,000,000, and Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness subordinated to the same extent as the obligations of the Borrower in respect of the Senior Unsecured Notes;
               (g) Hedge Agreements required under Section 7.9 or permitted under Section 8.12;
               (h) Indebtedness of Foreign Subsidiaries, and guarantees thereof by Foreign Subsidiaries, incurred for working capital purposes in an aggregate principal amount not to exceed $5,000,000 at any time;
               (i) Unsecured Indebtedness of Holdings in respect of Management Advances in an aggregate principal amount not to exceed $2,500,000 incurred in any fiscal year;
               (j) guarantees of Indebtedness of directors, officers and employees of Holdings or any of its Subsidiaries in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes, if the aggregate amount of Indebtedness so guaranteed, when added to the aggregate amount of unreimbursed payments theretofore made in respect of such guarantees and the amount of Investments then outstanding under Section 8.8(f), shall not at any time exceed $2,500,000;
               (k) Indebtedness of a Subsidiary of the Borrower acquired in a Permitted Acquisition and outstanding at the time of such Permitted Acquisition, Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness, and refinancings, renewals or extensions of any such Indebtedness that do not increase the outstanding principal amount or change the obligor in respect thereof, if (i) such Indebtedness was not incurred in connection with, or anticipation or contemplation of such Permitted Acquisition and (ii) the aggregate principal amount of such Indebtedness, refinancings, renewals and extensions does not at any time exceed $5,000,000;
               (l) unsecured Indebtedness of the Borrower (which may be guaranteed by any or all Subsidiary Guarantors), in an aggregate outstanding principal amount not to exceed $7,500,000 any time, incurred to pay the purchase consideration of a Permitted Acquisition;
               (m) guarantees of Indebtedness of a Person which is not a Subsidiary of the Borrower and in which the Borrower or a Subsidiary made an investment permitted by Section 8.8(n) or preferred Capital Stock of a Foreign Subsidiary which such Foreign Subsidiary is obligated to purchase, redeem, retire or otherwise acquire, if the aggregate outstanding principal amount so guaranteed and the aggregate outstanding redemption value of such Capital Stock, when added to (i) unreimbursed payments theretofore made in respect of such guarantees and (ii) Investments then outstanding under Section 8.8(n), does not at any time exceed $2,500,000; and
               (n) additional unsecured Indebtedness of the Group Members in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding.

          8.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:
               (a) Liens for taxes, assessments or government charges not yet due or that are being contested in good faith by appropriate proceedings, provided that reserves with respect thereto are maintained on the books of the relevant Group Member in conformity with GAAP;
               (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;
               (c) pledges or deposits in connection with workers’ compensation, unemployment insurance, old age pensions, or other social security or retirement benefits or similar legislation;
               (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
               (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of any Group Member;
               (f) Liens created pursuant to the Loan Documents;
               (g) Liens securing Indebtedness permitted by Section 8.2(e) if (i) such Liens are created substantially simultaneously with the incurrence of such Indebtedness (for the acquisition of certain property ) or within 90 days thereafter and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness;
               (h) any interest or title of a lessor under any lease entered into by a Group Member in the ordinary course of its business and covering only the assets so leased and other statutory and common law landlords’ liens under leases;
               (i) Liens in existence on the First Amendment Effective Date listed on Schedule 8.3(i), provided, that no such Lien is spread to cover any additional property after the First Amendment Effective Date and the amount of the aggregate obligations, if any, secured by any such Lien are not increased;
               (j) attachment and judgment Liens, to the extent and for so long as the underlying judgments and decrees do not constitute an Event of Default pursuant to Section 9;
               (k) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, if (i) any Indebtedness secured by such Liens is permitted by Section 8.2(k), and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of any Group Member; and Liens on such property or assets securing refinancings, renewals and extensions of such Indebtedness permitted under Section 8.2(k);

               (l) Liens on assets of Foreign Subsidiaries securing Indebtedness permitted pursuant to Section 8.2(h).
               (m) Liens on property subject to sale-leaseback transactions to the extent such Sale-Leaseback Transactions are permitted by Section 8.11;
               (n) licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries taken as a whole;
               (o) any encumbrances or restrictions (including put and call agreements) with respect to the Capital Stock of any joint venture agreed to by the holders of such Capital Stock;
               (p) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $500,000 at any one time; and
               (q) any interest of the Borrower’s clients in vehicles that are on consignment to the Borrower and any proceeds thereof.
          8.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except:
               (a) that any Subsidiary of the Borrower may be merged or consolidated (i) with or into the Borrower if the Borrower is the continuing or surviving corporation, (ii) with or into any Wholly Owned Subsidiary Guarantor if the Wholly Owned Subsidiary Guarantor is the continuing or surviving corporation) or (iii) subject to Section 8.8(k), with or into any Foreign Subsidiary; and any Foreign Subsidiary may be merged or consolidated with or into any other Foreign Subsidiary;
               (b) that any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation, winding up, dissolution or otherwise) as permitted by Section 8.5, or to the Borrower or any Wholly Owned Subsidiary Guarantor or, subject to Section 8.8(k), any Foreign Subsidiary; and any Foreign Subsidiary may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Foreign Subsidiary;
               (c) pursuant to the Merger; and
               (d) pursuant to any merger between the Borrower or a wholly-owned Subsidiary Guarantor and any other Person; provided that the Borrower or such Subsidiary Guarantor, as the case may be, is the surviving entity of any such merger.
          8.5. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
               (a) the Disposition of obsolete or worn out property in the ordinary course of business;

               (b) the sale of inventory or the licensing or other disposition of intellectual property in the ordinary course of business;
               (c) Dispositions permitted by Section 8.4(b);
               (d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor; and the sale or issuance of any Foreign Subsidiary’s Capital Stock to any other Foreign Subsidiary;
               (e) sale-leaseback transactions permitted by Section 8.11;
               (f) sales, transfers or dispositions by the Borrower or any of its Subsidiaries of non-strategic assets purchased as part of a Permitted Acquisition, so long as (i) no Default then exists or would result therefrom, (ii) the Borrower or such Subsidiary receives at least fair market value (as determined in good faith by the Borrower), (iii) the aggregate proceeds received by the Borrower or such Subsidiary from all such sales, transfers or dispositions relating to a given Permitted Acquisition do not exceed 40% of the aggregate consideration paid for such Permitted Acquisition, and (iv) such non-strategic assets are sold, transferred or disposed of on or prior to the first anniversary of such Permitted Acquisition; and
               (g) the Disposition of other property having a fair market value not to exceed $10,000,000 in the aggregate for any fiscal year if the consideration received from such Disposition is no less than fair market value of such assets (as determined in good faith by the Borrower) of which at least 75% is received in cash or Cash Equivalents at the closing of such Disposition.
          8.6. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:
               (a) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor; and any Foreign Subsidiary may make Restricted Payments to another Foreign Subsidiary;
               (b) so long as no Event of Default has occurred and be continuing or would result therefrom, the Borrower may pay dividends or make loans or advances to Holdings or any Parent to permit Holdings or such Parent to (i) purchase Holdings’ or such Parent’s Capital Stock from present or former officers, directors or employees of any Group Member upon the death, disability, retirement or termination of employment or service of such officer, director or employee or otherwise under any stock option or employee stock ownership plan approved by the board of directors of Holdings or any Parent, in an aggregate amount (net of any proceeds received by Holdings or any Parent and contributed to the Borrower in connection with resales of any Capital Stock so purchased) not exceeding $2,500,000 in any fiscal year and (ii) pay management fees and expense reimbursements expressly permitted by Section 8.10;
               (c) the Borrower may pay dividends or make loans and advances to Holdings or any Parent to permit Holdings or any Parent to (i) pay corporate overhead expenses incurred in the ordinary course of business in an aggregate amount not exceeding $1,000,000 in any fiscal year;

(ii) pay (A) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed on payments made by Holdings or any Parent), required to be paid by Holdings or any Parent by virtue of its being incorporated or otherwise organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Borrower, any of its Subsidiaries or any Parent or Holdings), or being a holding company parent of the Borrower or receiving dividends from or other distributions in respect of the Capital Stock of the Borrower, or having guaranteed any obligations of the Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Borrower is permitted to make payments to Holdings or any Parent pursuant to the other clauses of this Section 8.6, or (B) for so long as the Borrower is a member of a group filing a consolidated, combined or unitary tax return with Holdings or any Parent,. amounts necessary for the payment of federal, state or local income taxes payable by Holdings or such Parent and measured by the income of the Borrower and its Subsidiaries which are payable by Holding or such Parent; (iii) to pay expenses incurred by Holdings or any Parent in connection with offerings, registrations, or exchange listings of equity securities and maintenance of same (A) where the net proceeds of such offering are to be received by or contributed to the Borrower, or (B) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed or loaned, or (C) otherwise on an interim basis prior to completion of such offering so long as Holdings or any Parent shall cause the amount of such expenses to be repaid to the Borrower or the relevant Subsidiary of the Borrower out of the proceeds of such offering promptly if such offering is completed; (iv) to pay audit costs and any costs (including all professional fees and expenses) incurred by Holdings or any Parent in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, including in respect of any reports filed with respect to the Securities Act, the Securities Exchange Act or the respective rules and regulations promulgated thereunder; and (v) to pay (A) obligations of Holdings or any Parent under or in respect of director and officer insurance policies or indemnification obligations to directors or officers, or (B) to pay fees and perform its other obligations pursuant to the terms of the Management Agreement so long as no Default under Section 9(a) or 9(f) has occurred and is continuing; and
          (d) the Borrower may make Restricted Payments pursuant to the Merger Agreement, and to Holdings to permit Holdings to make payments in connection with the Merger and the financing therefor (including payments of fees and expenses in connection therewith).
          8.7. Capital Expenditures. Make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding $24,000,000 in fiscal year 2006, $22,000,000 in fiscal year 2007 and $19,000,000 in any fiscal year thereafter; provided, that (i) up to 100% of any amount permitted but not expended in any fiscal year may be carried over for expenditure in the next succeeding fiscal year (it being understood that no portion of such carried over amount for any fiscal year may be used until the entire initial amount of permitted Capital Expenditures for the current fiscal year has been used for Capital Expenditures), and (ii) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount or counted against any Available Retained ECF Amount will not be subject to the forgoing restriction.

          8.8. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:
               (a) extensions of trade credit in the ordinary course of business;
               (b) Investments in Cash Equivalents;
               (c) Guarantee Obligations permitted by Section 8.2;
               (d) Guarantee Obligations to insurers required in connection with worker’s compensation and other insurance coverage arranged in the ordinary course of business;
               (e) Investments held by the Borrower or any Subsidiary on the First Amendment Effective Date and described on Schedule 8.8(e);
               (f) loans and advances to employees of any Group Member of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $2,500,000 at any one time outstanding;
               (g) non-cash consideration received in any Disposition permitted by Section 8.5;
               (h) (x) the Merger and (y) the Ohio Acquisition;
               (i) a Permitted Acquisition of all or substantially all of the assets of a Person or the Capital Stock of a Person that becomes (in the case of an acquisition of capital stock) a Domestic Subsidiary and a Subsidiary Guarantor;
               (j) intercompany Investments by any Group Member in the Borrower or any Person that, prior to such Investment, is a Wholly Owned Subsidiary Guarantor;
               (k) Investments in Foreign Subsidiaries (including Permitted Acquisitions of Persons which become Foreign Subsidiaries, incurrence of Guarantee Obligations with respect to obligations of Foreign Subsidiaries, loans made to Foreign Subsidiaries and Investments resulting from mergers with or sales of assets to any such Foreign Subsidiaries) so long as the aggregate amount of all such Investments by the Borrower or any of its Subsidiaries (except Investments by a Foreign Subsidiary in a Person that prior to such Investment is a Foreign Subsidiary) net of cash repayments and sale proceeds in the case of Investments in the form of Indebtedness and cash equity returns received as a distribution or dividend or by redemption or sale, when added to all Investments permitted by Section 8.8(q) that would have been permitted to be classified as investments permitted by this Section 8.8(k), does not exceed $5,000,000 at any time outstanding;
               (l) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
               (m) Hedge Agreements required under Section 7.9 or permitted under Section 8.12;

               (n) intercompany Investments by any Foreign Subsidiary in any other Foreign Subsidiary;
               (o) transactions permitted by Section 8.4; and
               (p) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount, net of cash repayments and sale proceeds in the case of Investments in the form of Indebtedness and cash equity returns received as a distribution or dividend or by redemption or sale, not exceeding $15,000,000 at any time outstanding.
          8.9. Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Unsecured Notes or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Unsecured Notes (other than technical corrections or modifications) (i) except as permitted by Section 8.2(f) (in the case of an increase in principal amount), which shortens the fixed maturity or increases the principal amount of, or increases the rate or shortens the time of payment of interest on, or increases the amount or shortens the time of payment of any principal or premium payable whether at maturity, at a date fixed for prepayment or by acceleration or otherwise of the Indebtedness evidenced by any Senior Unsecured Notes, or increases the amount of, or accelerates the time of payment of, any fees or other amounts payable in connection therewith; (ii) which adds or relates to any material affirmative or negative covenants or any events of default or remedies thereunder and the effect of which is to subject the Borrower or any of its Subsidiaries to any more onerous or more restrictive provisions; or (iii) which otherwise adversely affects the interests of the Lenders with respect to the Senior Unsecured Notes or the interests of the Lenders under this Agreement or any other Loan Document in any material respect; provided that this clause (b) of Section 8.9 shall not be deemed to restrict (x) the execution, delivery and performance of the First Supplemental Indenture, dated as of the Original Closing date, to the Senior Unsecured Note Indenture, (y) the execution, delivery and performance of a supplemental indenture to the extent the amendment, modification or change effected pursuant thereto relates solely to the addition of a “Subsidiary Guarantor” (as defined in the Senior Unsecured Note Indenture) and related matters, pursuant to the terms of the Senior Unsecured Note Indenture or (z) the consummation of exchange offers in which “Exchange Notes” (as defined in the Senior Unsecured Note Indenture) are issued in exchange for any Senior Unsecured Notes.
          8.10. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Wholly Owned Subsidiary) unless such transaction is (i) otherwise permitted under this Agreement, (ii) in the ordinary course of business of the relevant Group Member and (iii) upon fair and reasonable terms not materially less favorable to the relevant Group Member, than it would obtain in an arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Borrower and its Subsidiaries may do the following:
               (a) Restricted Payments may be made to the extent permitted by Section 8.6;
               (b) loans may be made and other transactions may be entered into by the Borrower and its Subsidiaries to the extent permitted by Sections 8.2, 8.4, 8.5 and 8.8;

               (c) customary fees and indemnifications may be paid to directors of any Parent, Holdings, the Borrower and its Subsidiaries;
               (d) the Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of any Parent, Holdings, the Borrower and its Subsidiaries in the ordinary course of business;
               (e) the Borrower and its Subsidiaries may pay fees to the Sponsor and perform their other obligations pursuant to the terms of the Management Agreement so long as no Default under Section 9(a) or (f) has occurred and is continuing;
               (f) the execution, delivery and performance of a tax sharing agreement with respect to any of the charges, taxes or assessments described in clause (B) of Section 8.6(c)(ii), to the extent that payments in connection with such tax sharing agreement are permitted by Section 8.6(c)(ii); and
               (g) the Merger and any other contemporaneous transactions contemplated hereby (including the payment of fees and expenses in connection therewith) shall be permitted.
          8.11. Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, except for (a) a sale of real or personal property made for cash consideration in an amount not less than the cost of such real or personal property and consummated within 90 days after the Borrower or any Subsidiary acquires or completes the construction of such property, and (b) the sale and contemporaneous leaseback of any real property for cash consideration, in an aggregate amount not less than the fair market value (as determined in good faith by the Borrower) if 100% of the Net Cash Proceeds of such sale are applied immediately upon receipt thereof to the repayment of the Term Loans.
          8.12. Hedge Agreements. Enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.
          8.13. Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on or about a day other than December 31 or change the Borrower’s method of determining fiscal quarters without the prior consent of the Administrative Agent.
          8.14. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is or may become a party other than (a) this Agreement and the other Loan Documents, (b) the Senior Unsecured Note Indenture, (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby, if the prohibition or limitation therein is only effective against the assets financed thereby, and (d) agreements for the benefit of the holders of Liens described in Sections 8.3(k) or 8.3(l) and applicable solely to the property subject to such Lien.
          8.15. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of any Group Member to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any Group Member, (b) make loans or advances to, or other Investments in, any Group Member or (c) transfer any of its assets to any Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on the Original Closing Date (including the Senior Unsecured Note Indenture), (iii) any encumbrance or restriction with respect to a Subsidiary or any of its Subsidiaries pursuant to an agreement relating to any Indebtedness incurred by such Subsidiary prior to the date on which it became a Subsidiary (other than Indebtedness incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary) and outstanding on such date, which encumbrance or restriction is not applicable to the any other Group Member or the properties or assets of any other Group Member, (iv) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness incurred pursuant to an agreement referred to in clause (i), (ii) or (iii) of this covenant or this clause (iv) or contained in any amendment to an agreement referred to in clause (i), (ii) or (iii) of this covenant or this clause (iv); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are not materially less favorable taken as a whole, as determined by the Borrower in good faith, to the Lenders than the encumbrances and restrictions contained in such predecessor agreement, (v) with respect to clause (c), any encumbrance or restriction (A) that restricts the subletting, assignment or transfer of any property or asset or right and is contained in any lease, license or other contract entered into in the ordinary course of business or (B) contained in security agreements securing Indebtedness of a Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements, (vi) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (vii) any encumbrances or restrictions applicable solely to a Foreign Subsidiary and contained in any Credit Facility extended to any Foreign Subsidiary; (viii) restrictions in the transfers of assets pursuant to a Lien permitted by Section 8.3, (ix) any encumbrance or restriction arising under or in connection with any agreement or instrument relating to any Indebtedness permitted by Section 8.2(k) if (A) either (x) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in the terms of such agreement or instrument or (y) the Borrower in good faith determines that such encumbrance or restriction will not cause the Borrower not to have the funds necessary to pay the Obligations when due and (B) the encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by the Borrower) and (x) any encumbrance or restriction arising under or in connection with any agreement or instrument governing Capital Stock of any Person other than a Wholly Owned Subsidiary that is acquired after the Original Closing Date.
          8.16. Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the Original Closing Date or that are reasonably related thereto or are reasonable extensions thereof.
          8.17. Amendments to Acquisition Documents; First Amendment Ohio Acquisition Documents. Amend, supplement or otherwise modify the terms and conditions of the Acquisition Documentation or the First Amendment Ohio Acquisition

Documents without the prior consent of the Arrangers (such consent not to be unreasonably withheld).
SECTION 9. EVENTS OF DEFAULT
          If any of the following events shall occur and be continuing:
               (a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or
               (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
               (c) any Loan Party shall fail to observe or perform of any agreement contained in clause (i) or (ii) of Section 7.4(a) (with respect to Holdings and the Borrower only), Section 7.7(a) or Section 8 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement, or an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or
               (d) any Loan Party shall fail to observe or perform any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 9), and such failure shall continue unremedied for a period of 30 days after written notice thereof is given to the Borrower by the Administrative Agent or any Lender; or
               (e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist beyond the period of grace provided in such instrument or agreement, if any, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $7,500,000; or
               (f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
               (g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate in a distress termination under Section 4041(c) of ERISA or in an involuntary termination by the PBGC under Section 4042 of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i), (iii), (iv), (v) and (vi) above, such event or condition, together with all other such events or conditions, if any, would, in the aggregate, reasonably be expected to have a Material Adverse Effect; or
               (h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or
               (i) any of the Security Documents shall cease, for any reason other than as set forth in Section 11.14, to be in full force and effect, or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable or (except as expressly set forth therein or as a result of the actions, or lack thereof, by the Administrative Agent) perfected as to any property of the Credit Parties having an aggregate value exceeding $1,500,000; or
               (j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or
               (k) (i) at any time prior to the initial registered public offering of voting Capital Stock of Holdings or any Parent, the Permitted Investors shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of (x) so long as Holdings is a Subsidiary of any Parent (other than a Parent that is a Subsidiary of another Parent), shares of voting

Capital Stock having less than a majority of the total voting power of all outstanding shares of such Parent or (y) if Holdings is not a Subsidiary of any Parent, shares of voting Capital Stock having less than a majority of the total voting power of all outstanding shares of voting Capital Stock of Holdings, (ii) at any time on and after the date of the initial registered public offering of voting Capital Stock of Holdings or any Parent, (x) the Permitted Investors shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of (A) so long as Holdings is a Subsidiary of any Parent (other than a Parent that is a Subsidiary of another Parent), shares of voting Capital Stock having less than 35% of the total voting power of all outstanding shares of such Parent or (B) if Holdings is not a Subsidiary of any Parent, shares of voting Capital Stock having less than 35% of the total voting power of all outstanding shares of voting Capital Stock of Holdings, and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Investors, shall be the “beneficial owner” of (A) so long as Holdings is a Subsidiary of any Parent (other than a Parent that is a Subsidiary of another Parent), shares of voting Capital Stock having a greater amount of the voting power of all outstanding shares of voting Capital Stock of such Parent than such shares of which the Permitted Investors in the aggregate are the “beneficial owner” or (B) if Holdings is not a Subsidiary of any Parent, shares of voting Capital Stock having a greater amount of the voting power of all outstanding shares of the voting Capital Stock of Holdings than such shares of which the Permitted Investors in the aggregate are the “beneficial owner”; (iii) the board of directors of Holdings or any Parent shall cease to consist of a majority of Continuing Directors; (iv) Holdings shall cease to hold and own beneficially, of record and directly, and control 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); or (v) a Specified Change of Control shall occur and the Borrower delivers or is required to deliver a change of control notice to the holders of the Senior Unsecured Notes as required by the Senior Unsecured Note Indenture; or
               (l) Holdings shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its direct or indirect ownership of the Capital Stock of the Borrower and its Subsidiaries, provided that Holdings may engage in those activities that are incidental to (A) the maintenance of its corporate existence in compliance with applicable law, (B) legal, tax and accounting matters in connection with any of the foregoing or following activities, (C) the entering into, and performing its obligations under, this Agreement, the other Loan Documents and the Management Agreement and Management Stock Agreements, in each case to which it is a party, (D) the issuance, sale or repurchase of its Capital Stock to the extent permitted under this Agreement, (E) dividends or distributions on its Capital Stock, (F) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (G) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith, (H) the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, (I) the performance of obligations under and compliance with its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of its Subsidiaries, (J) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable, (K) making loans to or other Investments in the Borrower or any Wholly-Owned Subsidiary Guarantor as and to the extent not prohibited by this Agreement, or (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (A) nonconsensual obligations imposed by operation of law, (B) pursuant to the Loan Documents to which it is a party and (C) obligations with respect to its Capital Stock, or (D) Indebtedness owed to the Borrower or any Wholly-Owned Subsidiary Guarantor as and to the extent not prohibited by this Agreement and (E) other liabilities and obligations not constituting Indebtedness permitted in clause (i) above; or

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay any of the other Secured Obligations pursuant to the requirements of the Collateral Agreement. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Secured Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
SECTION 10. THE AGENTS
          10.1. Appointment. Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.
          10.2. Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.
          10.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan

Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
          10.4. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected against any action or claim by any Lender or affiliate thereof, in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
          10.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
          10.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
          10.7. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section 10.7 shall survive the payment of the Loans and all other amounts payable hereunder.
          10.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
          10.9. Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign as Administrative Agent. If the Administrative Agent shall have given notice of its resignation as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders and the L/C Lender, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
          10.10. Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.
          10.11. Agents Other than the Administrative Agent. The Lead Arrangers and the Syndication Agent, in their capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement or any other Loan Document.
          10.12. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.
SECTION 11. MISCELLANEOUS
          11.1. Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or, except as set forth in Section 11.14, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) extend the scheduled date or reduce the amount of any amortization payment in respect of any Term Loan, in each case, without the written consent of Lenders holding 80% or more in principal amount of the aggregate outstanding Term Loans (or, prior to the funding of Term Loans, Term Commitments) and Revolving Commitments; (v) amend, modify or waive any condition precedent to any extension of credit under the Revolving Facility set forth in Section 6.2 (including in connection with any waiver of any Default) without the written consent of the Majority Facility Lenders under the Revolving Facility; (vi) amend, modify or waive any provision of Section 4.8 without the written consent of the Majority Facility Lenders under each Facility affected thereby, except that the additional written consent of each Lender directly and adversely affected thereby shall be required in the case of Section 4.8(a), 4.8(c) and the first sentence of Section 4.8(b); (vii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (viii) amend, modify or waive any provision of Section 10 without the written consent of each Agent adversely affected thereby; (ix) amend, modify or waive any provision of Section 3.3 or 3.4 without the written consent of the Swingline Lender; or (x) amend, modify or waive any provision of Sections 3.7 to 3.14 without the written consent of the L/C Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
          Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.
          In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), but only if (a) the aggregate principal amount of the Replacement Term Loans does not exceed the aggregate principal amount of the Refinanced Term Loans, (b) the Applicable Margin for the Replacement Term Loans is not higher than the Applicable Margin for the Refinanced Term Loans, (c) the weighted average life to maturity of the Replacement Term Loans is not shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of the refinancing and (d) all other terms applicable to such Replacement Term Loans are substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.
          11.2. Notices(a) . (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or electronic pdf), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	Axle Holdings, Inc.
c/o Kelso & Company
320 Park Avenue, 24th Floor
New York, NY 10022
Attention: James Conners
Telecopy: (212) 223-2379
Telephone: (212) 751-3939

The Borrower:	Insurance Auto Auctions, Inc.
Two Westbrook Corporate Center, Suite 500
Westchester, IL 60154
Attention: Scott Pettit
Telecopy: (708) 492-7078
Telephone: (708) 492-7999

with a copy to: Sidney L. Kerley

The Administrative Agent or	Bear Stearns Corporate Lending Inc.
the L/C Lender:	383 Madison Avenue
New York, NY 10179
Attention: Stephen G. O’Keefe
Telecopy: (212) 272-9184
Telephone: (212) 272-9430
Email: sokeefe@bear.com
               (b) No notice, request or demand to or upon any Agent, the L/C Lender, the Lenders, Holdings or the Borrower shall be effective until received. Holdings and the Borrower shall be conclusively deemed to have received any notice, request or demand if such notice, request or demand is sent by courier service and delivery thereof is confirmed by the courier, if it is sent by fax or electronic pdf and receipt thereof is confirmed orally, if it is sent by certified mail or if it is served by any manner of service of process permitted by law. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent. Approval of such procedures may be limited to particular notices or communications;
               (c) (i) Notices and other communications to the Lenders and the L/C Lender hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Lender pursuant to Sections 2 and 3 if such Lender or the L/C Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to each of them hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
               (ii) Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefore.
          11.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          11.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
          11.5. Payment of Expenses and Taxes; Indemnity. The Borrower agrees (a) to pay or reimburse each Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to such Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Original Closing Date (in the case of amounts to be paid on the Original Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to such Agent, (c) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying Other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and Agent and each of their respective officers, directors, employees, attorneys, affiliates, agents and advisors (each, including each Lender and Agent, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties or the unauthorized use by Persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Persons. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted pursuant to the notice information for the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.
          11.6. Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the L/C Lender), except that (i) Holdings and the Borrower may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Holdings or the Borrower without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 11.6 and (iii) the Borrower and its Subsidiaries shall not be entitled to rely on or enforce any of the provisions of this Agreement until the conditions set forth in Section 6.1 are satisfied and the Merger and first funding of Loans have been completed.
               (b) (i) Subject to the conditions set forth in paragraph (c) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
          (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Person provided, further, that no consent of the Borrower shall be required for an assignment by a Conduit Lender to its designated Lender, a conduit administered or managed by such Conduit Lender’s designated Lender or to such Conduit Lender’s liquidity providers;

          (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an Assignee that is a Lender, an affiliate of a Lender or an Approved Fund immediately prior to giving effect to such assignment, except in the case of an assignment of a Revolving Commitment to an Assignee that does not already have a Revolving Commitment provided, further, that no consent of the Administrative Agent shall be required for an assignment by a Conduit Lender to its designated Lender, a conduit administered or managed by such Conduit Lender’s designated Lender or to such Conduit Lender’s liquidity providers; and
          (C) the L/C Lender and the Swingline Lender, in case of an assignment of a Revolving Commitment.
     (ii) Assignments shall be subject to the following additional conditions:
          (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 (or, in the case of Term Loans, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;
          (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;
          (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and
          (D) in the case of an assignment by a Conduit Lender to an Assignee that is not its designated Lender, another Conduit Lender administered or managed by such Conduit Lender’s designated Lender or such Conduit Lender’s liquidity providers (each such Assignee, a “Third Party Assignee”), such Conduit Lender’s designated Lender shall concurrently assign to the such Third Party Assignee or, if such Third Party Assignee is a conduit not administered by such designated Lender, to an Assignee designated by such Third Party Assignee an amount of its Commitment at least equal to the amount of the Loans assigned to such Third Party Assignee by such Conduit Lender; provided that if in connection with such assignment such Conduit Lender notifies the Borrower or the Administrative Agent that such Conduit Lender shall not make any additional Loans under this Agreement, such Conduit Lender’s designated Lender shall assign its entire Commitment to such Third Party Assignee or, if such Third Party Assignee is a conduit not administered by such designated Lender, to an Assignee designated by such Third Party Assignee.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and

Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.7 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with, and subject to the limitations of Section 11.6 (c).
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the L/C Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the L/C Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
               (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the L/C Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 or 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 4.10 unless such Participant complies with Section 4.10(d).

               (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
               (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
               (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
          11.7. Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 9, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
               (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

          11.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
          11.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          11.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof. This Agreement supersedes all prior commitments and undertakings of any or all of the Agents and Lenders relating to the financing contemplated hereby. There are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
          11.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          11.12. Submission To Jurisdiction; Waivers. Each of Holdings, the Borrower, the Agents and the Lenders hereby irrevocably and unconditionally:
               (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
               (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
               (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
               (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
               (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

          11.13. Acknowledgments. Each of Holdings and the Borrower hereby acknowledges that:
               (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
               (b) no Agent or Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
               (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.
          11.14. Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.
               (b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than contingent surviving indemnity obligations in respect of which no claim or demand has been made and obligations under or in respect of Hedge Agreements or Specified Cash Management Arrangements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person. Additionally, the Administrative Agent shall deliver such other documentation reasonably requested by the Borrower to evidence the termination of this Agreement and the other Loan Documents and/or the termination of the Liens on the Collateral, in favor of the Administrative Agent for the benefit of the Secured Parties, all in form reasonably satisfactory to the Administrative Agent and the Borrower. Any such documentation shall be made without recourse, representation or warranty. The Borrower shall pay all costs and expenses (including, but not limited to, reasonable attorney’s fees), that the Administrative Agent incurs in preparing and delivering the foregoing documents (or reviewing forms of such documents prepared by the Borrower or its counsel).
          11.15. Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to or in connection with this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Lender Affiliate, (b) to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), if such person is required to maintain confidentiality, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates if such person is required to maintain confidentiality, (d) upon the request or demand of any Governmental Authority (e) in response to any order of any court or other Governmental Authority, or as may otherwise be required pursuant to any Requirement of Law, or if requested or required to do so in connection with any litigation or similar proceeding; provided, that such Agent or Lender, unless prohibited by any Requirement of Law, shall use reasonable efforts to notify the Borrower in advance of any disclosure pursuant to this clause (e) above but only to the extent reasonably practicable under the circumstances and on the understanding that no Agent or Lender shall incur any liability for failure to give such notice, (f) that has been publicly disclosed, (g) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (h) in connection with the exercise of any remedy hereunder or under any other Loan Document.
          11.16. WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          11.17. Delivery of Addenda. Each initial Lender not a signatory party hereto may become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.
          11.18. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Publ. L. 107-56 (signed into law October 26, 2001)), (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
          11.19. Restatement. (a) On the First Amendment Effective Date, the Original Credit Agreement shall be amended and restated in its entirety by this Agreement and the Original Credit Agreement shall thereafter be of no further force and effect except to evidence (i) the incurrence by the Borrower of the “Obligations” under and as defined in the Original Credit Agreement (whether or not such “Obligations” are contingent as of the First Amendment Effective Date), (ii) the representations and warranties made by Holdings and the Borrower prior to the First Amendment Effective Date and (iii) any action or omission performed or required to be performed pursuant to the Original Credit Agreement prior to the First Amendment Effective Date (including any failure, prior to the First Amendment Effective Date, to comply with the covenants contained in such Original Credit Agreement). This Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Original Credit Agreement or evidence payment of all or any portion of such obligations and liabilities. Notwithstanding anything herein to the contrary, all interest accrued for any Loan prior to the effectiveness of the First Amendment shall accrue at the applicable rate per annum set forth in the Original Credit Agreement.
               (b) The terms and conditions of this Agreement and the Agents’ and the Lenders’ rights and remedies under this Agreement and the other Loan Documents shall apply to all of the Obligations incurred under the Original Credit Agreement and continuing hereunder.
               (c) Holdings and the Borrower each reaffirm the Liens granted pursuant to the Loan Documents to the Administrative Agent for the benefit of the Lenders, which Liens shall continue in full force and effect during the term of this Agreement and any renewals thereof and shall continue to secure the Obligations.

               (d) On and after the First Amendment Effective Date, (i) all references to the Original Credit Agreement in the Loan Documents (other than this Agreement) shall be deemed to refer to the Original Credit Agreement, as amended and restated hereby, (ii) all references to any section (or subsection) of the Original Credit Agreement in any Loan Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the First Amendment Effective Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Original Credit Agreement, as amended and restated hereby.
               (e) This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver or other modification, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless otherwise specifically amended hereby or by any other Loan Document.
               (f) Each Lender hereby further authorizes each of the Agents, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guarantors, the Collateral and the Security Documents and to execute any amendments, documents or instruments necessary to effect the amendments contemplated by this Agreement.
[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AXLE HOLDINGS, INC.
By:
Name:
Title:

AXLE MERGER SUB, INC.
By:
Name:
Title:

BEAR, STEARNS & CO. INC. as Joint Lead Arranger and Joint Bookrunner
By:
Name:
Title:

DEUTSCHE BANK SECURITIES INC., as Joint Lead Arranger, Joint Bookrunner and Syndication Agent
By:
Name:
Title:

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent, L/C Lender and Lender
By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Lender
By:
Name:
Title:

GMAC COMMERCIAL FINANCE LLC, as Co-Documentation Agent and Lender
By:
Name:
Title:

ING CAPITAL LLC, as Co-Documentation Agent and Lender
By:
Name:
Title:

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as Co-Documentation Agent and Lender
By:
Name:
Title:

Annex A
PRICING GRIDS
The Applicable Margins and Commitment Fee Rate shall be adjusted on a quarterly basis after the completion of the first full fiscal quarter of the Borrower following the Original Closing Date, based on the Consolidated Leverage Ratio determined as of the last day of the most recent fiscal quarter for which financial statements have been delivered, with each such adjustment to become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section 7.1 (it being understood that the first Adjustment Date after the First Amendment Effective Date shall be based on the financial statements delivered for the fiscal quarter ended in June 2006) and to remain in effect until the next adjustment is effected.
The Applicable Margins and Commitment Fee Rate effective on each Adjustment Date shall be determined in accordance with the pricing grids set forth below:
Revolving Loans, Swingline Loans (Base Rate Only) and Commitment Fee Rate

		Applicable	Applicable
		Margin	Margin
Pricing		for Eurodollar	for Base Rate	Commitment
Level	Consolidated Leverage Ratio	Loans	Loans	Fee Rate
I	≥3.75 to 1.00	2.75%	1.75%	0.50%
II	<3.75 to 1.00 but ≥3.00 to 1.00	2.50%	1.50%	0.50%
II	<3.00 to 1.00	2.25%	1.25%	0.50%
Term Loans

Pricing	Consolidated	Applicable Margin	Applicable Margin
Level	Leverage Ratio	for Eurodollar Loans	for Base Rate Loans
I	>3.75 to 1.00	2.50%	1.50%
II	≤3.75 to 1.00	2.25%	1.25%
All rates in each pricing grid are per annum rates.
If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then until the date that is three Business Days after the date on which such financial statements are delivered the highest rate set forth in each column of each pricing grid shall apply. At all times after maturity or acceleration of the maturity of the Loans or the delivery of notice to the Borrower by any Agent or the Required Lenders that an Event of Default has occurred and is continuing or occurrence of any Event of Default specified in Section 9(f) (until such time, if any, as such Event of Default may be cured or waived), the highest rate set forth in each column of each pricing grid shall apply.

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